UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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WINDSTREAM CORPORATION

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WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To be Held May 8, 2013

To the Stockholders of Windstream Corporation:

Notice Is Hereby Given That the 2013 Annual Meeting of Stockholders of Windstream Corporation (“Windstream”) will be held at the Capital Hotel, 111 West Markham, Little Rock, Arkansas 72201, on Wednesday, May 8, 2013 at 11:00 a.m. (local time), for the following purposes:

1.	To elect nine directors to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death;

2.	To vote on an advisory (non-binding) resolution on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2013;

4.	To vote on three (3) stockholder proposals; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of Common Stock of record at the close of business on March 15, 2013 are entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

Beginning on March 26, 2013, we began mailing our stockholders a notice containing instructions on how to access our Annual Meeting materials, including our 2012 Annual Report, Proxy Statement and Annual Report on Form 10-K, and to vote online. The notice also included instructions on how to receive our Annual Meeting materials by mail. If you received our Annual Meeting materials by mail, the proxy card from the Board of Directors was also enclosed.

By Order of the Board of Directors,

John P. Fletcher
Secretary

Little Rock, Arkansas

March 26, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO RECORD YOUR VOTE PROMPTLY. PRIOR TO THE MEETING YOU MAY VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

Important notice regarding the availability of proxy materials for the 2013 Annual Meeting of Stockholders to be held on May 8, 2013: Windstream’s Proxy Statement and Annual Report to security holders for the fiscal year ended December 31, 2012 are also available at www.windstream.com.

WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Windstream Corporation (“Windstream”) to be used at its 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The meeting will be held at the Capital Hotel, 111 West Markham, Little Rock, Arkansas 72201 on Wednesday, May 8, 2013 at 11:00 a.m. (local time).

INTERNET AVAILABILITY OF PROXY MATERIALS

Under U.S. Securities and Exchange Commission (SEC) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Beginning March 26, 2013, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our proxy materials, including our proxy statement and annual report. The notice also instructs stockholders on how to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically or in paper, you will continue to receive these materials in accordance with your election unless you elect otherwise.

VOTING INFORMATION

Proxy Voting & Revocation.  Shares represented by properly executed proxies will be voted at the Annual Meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. If no choice is specified by a stockholder, the proxy will be voted in accordance with the recommendations of the Windstream Board of Directors. Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of Windstream, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

Record & Mailing Dates.  The close of business on March 15, 2013, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 592,717,477 shares of Common Stock. This proxy statement is being made available to stockholders of record on the record date beginning on March 26, 2013.

Quorum.  The holders of a majority of the outstanding shares of Common Stock entitled to vote must be present in person or respected by proxy to hold the Annual Meeting.

Required Vote. On all matters to be acted upon at the Annual Meeting, each share of Common Stock is entitled to one vote per share.

Election of Directors.  Windstream’s Bylaws require that, in an uncontested election, each director be elected by the affirmative vote of a majority of the votes cast for his or her election. In other words, election of a director nominee requires that the number of shares voted “for” his or her election must exceed the number of votes cast “against” such election. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the election of directors will be decided by a plurality voting standard, under which the nominees who receive the greatest number of votes cast for their election would be elected as directors. The 2013 election has been determined to be an uncontested election, and the majority vote standard will apply.

If a nominee who is presently serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected by a majority of the votes cast. In that situation, the Governance Committee of the Board of Directors would consider the director’s tendered resignation and make a recommendation to the Board on whether to accept or reject the resignation or take other action. The Board will act on the Governance Committee’s recommendation within 90 days from the date the election results are certified and then publicly disclose its decision and the rationale behind it. If a nominee who was not already serving as a director fails to receive a majority of votes cast at an annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees nominated by the Board for election at the Annual Meeting are currently serving on the Board.

Other Matters.  All other matters to be submitted to a vote by the stockholders at the Annual Meeting must be approved by the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2013 (Proposal No. 3) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2) and the shareholder proposals (Proposals No. 4, 5 and 6) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 2, No. 4, No. 5 and No. 6.

Effect of Broker Non-Votes and Abstentions. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of the election of directors because they will not be considered votes cast. In the case of each proposal other than election of directors, broker non-votes will have no effect on the outcome of each vote, but abstentions will have the same effect as a vote “AGAINST” each item. In order to minimize the number of broker non-votes, Windstream encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the notice of internet availability of proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The number of directors that serve on the Windstream Board of Directors is currently set at nine and may be fixed from time to time in the manner provided in Windstream’s Bylaws. The Board, upon the recommendation of the Governance Committee, has nominated the nine current members of the Board to stand for election as directors at the Annual Meeting. Each nominee elected will serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death.

Unless otherwise directed, the persons named in the proxy card for the Annual Meeting will vote that proxy for the election of the nine persons named below. In case any nominee is unable to serve (which is not anticipated), proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

In February 2013, the Board approved several changes to its leadership structure that will become effective May 1, 2013. First, Jeffrey T. Hinson will become Chairman of the Board, and he will no longer serve on the Audit Committee. This change in the Chairman position is a continuation of the Board’s practice to review the Chairman and Committee chair positions for possible rotation after a three-year term, which we believe benefits the Board through the introduction of new perspectives to these leadership positions. Dennis E. Foster has served as Chairman since 2010, and he will continue to serve as a member of the Compensation Committee following this change. Second, Francis X. (“Skip”) Frantz will become Chairman of the Audit Committee, which position has been held by Mr. Hinson since 2010.

Set forth below is biographical information for each nominee standing for election at the Annual Meeting, including age, a brief listing of principal occupations for at least the past five years, other major affiliations, and the specific experience, qualifications, attributes and skills that qualify each person to serve on Windstream’s Board of Directors.

Carol B. Armitage, age 55, has served as a director of Windstream since September 2007, serves as Chair of the Governance Committee and is a member of the Audit Committee. Ms. Armitage has served as a telecommunications consultant since 1998. From 1995 to 1997 she served as Senior Vice President, Technology and Strategy at General Instrument. Prior to 1995 she held various management and engineering positions during sixteen years of service with Bell Laboratories and Network Systems (which later became Lucent). Since 2000, Ms. Armitage has served and held various leadership positions on the board of directors of SCALA, Inc., a provider of digital signage and advertising management solutions. From March 2010 to March 2012, Ms. Armitage served as Chairman of SCALA, Inc. From 2000 until February 2010, and again starting in March 2012, she served as Vice Chairman. From 2002 to 2004, Ms. Armitage served as Chairman of the Board and was on the Audit Committee of YDI Wireless (now known as Proxim Wireless Corporation), then a public company engaged in the development and provision of wireless fiber technologies.

Ms. Armitage’s qualifications for election to the Board include her extensive knowledge of technologies impacting the communications industry based on her deep industry experience and her educational training including an M.S. in electrical engineering from Princeton University. Her service on the boards of other companies has given her additional experience in strategic planning, financial reporting, and mergers and acquisitions.

Samuel E. Beall, III, age 62, has served as a director of Windstream since November 2006 and serves as Chairman of the Compensation Committee. Mr. Beall is a principal in Beall Investments LLC, a private investment company. Mr. Beall served as Chairman of the Board and Chief Executive Officer of Ruby Tuesday, Inc., a New York Stock Exchange listed company that owns and operates casual dining restaurants under the Ruby Tuesday brand, from May 1995 to June 2012, and as President of Ruby Tuesday, Inc. from July 2004 until June 2012.

Mr. Beall’s qualifications for election to the Board include his recent experience as the chief executive officer of a public company, which provides him the ability to understand and address Windstream’s challenges and opportunities as a public company. As a former chief executive officer of a public company and a director of several private businesses, he has insight on managing complex business operations, overseeing business risk, designing compensation programs that motivate people, and developing national advertising campaigns.

Dennis E. Foster, age 72, has served as a director of Windstream since July 2006, serves as Chairman of the Board and is a member of the Compensation Committee. From July 2006 to February 2010, he served as Lead Director, and he has served as Chairman of the Board since 2010. In May 2013, Mr. Foster will no longer serve as Chairman of the Board, and Mr. Foster will continue to serve as a member of the Compensation Committee following this change. Mr. Foster is a principal in Foster Thoroughbred Investments (thoroughbred racing, breeding and training operations) in Cle Elum, Washington, which he joined in June 1995. Mr. Foster served as a director of Alltel Corporation from 1998 through 2006. Prior to his retirement in 2000, Mr. Foster held a number of leadership positions in the telecommunications industry, including President and Chief Executive Officer of 360° Communications and Senior Vice President of the Local Telecommunications Division of Sprint Corporation, and he has over 40 years of experience in the telecommunications industry.

Mr. Foster’s qualifications for election to the Board include his ability to provide the insight and perspectives of a successful and long-serving senior executive in the telecommunications industry. Having formerly served as president and chief executive officer of a telecommunications company, he has insight on managing people, overseeing business risk and understanding financial statements. As a result of past service as Chairman of the Windstream Board and its Governance Committee, current service on Windstream’s Compensation Committee, and prior service as a director of other public companies (including service as Chairman of the compensation and audit committees of such companies), Mr. Foster also has particular experience with corporate governance issues, as well as the capital markets, the challenges of financing in the current economy, and the merger and acquisitions environment.

Francis X. (“Skip”) Frantz, age 59, has served as a director of Windstream since 2006 and a member of the Audit Committee since August 2012. From July 2006 to February 2010, he served as Chairman of the Windstream Board. Beginning in May 2013, Mr. Frantz will serve as the Audit Committee Chairman. Mr. Frantz has served as Chairman of Central Bank (a community bank in Little Rock, Arkansas) since February 2007, as non-executive Chairman of Swyft Technology, LLC (a software-as-a-service technology provider in Jacksonville, Florida) since February 2010, and as a board member of Recover Gear, LLC (an athletic apparel company specializing in compression/recovery gear branded “100% Play Harder” in Ponte Vedra Beach, Florida) since June 2012. Prior to January 2006, Mr. Frantz was Executive Vice President-External Affairs, General Counsel and Secretary of Alltel Corporation. Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel’s chief legal officer. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of the United States Telecom Association.

Mr. Frantz’s qualifications for election to the Board include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz’s over 15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of Windstream’s business, and his service as a director and Chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in telecommunications policy and regulation. Through his current involvement with several private companies and his prior role as Chairman of Windstream and, before that, as a senior executive at Alltel Corporation, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital market transactions, in addition to the specific aspects of the telecom industry. Based on his role as Chairman of two private commercial businesses, including a regulated commercial bank, his service on the Windstream Audit Committee and prior service as an executive officer at Alltel, the Windstream Board has determined that Mr. Frantz qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

Jeffery R. Gardner, age 53, is President and Chief Executive Officer of Windstream. Mr. Gardner was appointed to his current position in December 2005, and he has served as a director of Windstream since its formation in 2006. He previously served as executive vice president and chief financial officer of Alltel Corporation. He joined Alltel in 1998 when it merged with 360° Communications.

Mr. Gardner is a member of the Business Roundtable, an association of chief executive officers of leading U.S. companies. He also is Chairman of the United States Telecom Association. He serves on the board of directors of RF Micro Devices, Inc., Arkansas Children’s Hospital, Darlington School, and Loras College. He serves as Chairman of the Arkansas Research Alliance and as Chairman of the advisory board for the University of Arkansas for Medical Sciences (UAMS) Center for Distance Health. He also serves on the foundation board at UAMS. Mr. Gardner was named a national finalist for the Ernst & Young LLP Entrepreneur of the Year 2010® Award in telecommunications. Mr. Gardner earned a degree in finance from Purdue University and an MBA from William and Mary and is a certified public accountant.

The Board believes it is important that Windstream’s Chief Executive Officer serve on the Board, as the position of Chief Executive Officer puts Mr. Gardner in a unique position to understand the challenges and issues facing Windstream. Mr. Gardner’s qualifications for election to the Board include the same demonstrated leadership skills and experience that qualify him to serve as Chief Executive Officer of Windstream. Mr. Gardner has worked in the telecommunications industry for more than 25 years and is executing a focused strategy to transform Windstream into the premier enterprise communications and service provider in the United States and to create value for its stockholders. Under his leadership, Windstream has completed nine acquisitions since its spin-off from Alltel in 2006, adding more than $4 billion in revenue and creating approximately $300 million in operating and capital synergies. Mr. Gardner’s service on the boards of another public company and several non-profit organizations also provides him with a broad perspective on the challenges and opportunities facing Windstream and the communities it serves.

Jeffrey T. Hinson, age 58, has served as a director of Windstream since its formation in 2006 and is the Chairman of the Audit Committee. Beginning in May 2013, Mr. Hinson will become Chairman of the Board and will no longer serve on the Audit Committee. Mr. Hinson has been the President of YouPlus Media LLC, a video content marketing firm, since 2009. From July 2007 to July 2009, Mr. Hinson served as the President and Chief Executive Officer and a member of the board of directors of Border Media Partners, LLC, a Hispanic-focused radio broadcasting company. Mr. Hinson previously served in a number of roles at Univision Communications Inc., a Spanish language media company, including as Executive Vice President and Chief Financial Officer from March 2004 to June 2005 and as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications in 2003 and became Univision Radio. Since 2005, Mr. Hinson has been a director and Chairman of the Audit Committee of Live Nation Entertainment, Inc. (NYSE: LYV), a global entertainment company that promotes live music events, operates music venues, sells tickets to entertainment and sporting events, and provides management services to music recording artists. Since 2007, he has also served as a director and as Chairman of the Audit Committee of TiVo, Inc., a provider of subscription-based DVR services and interactive video advertising, and is a director, Audit Committee member and Chairman of the Nominating and Governance Committee of Ares Commercial Real Estate Corporation (NYSE: ACRE), a specialty finance company focused on originating, investing in and managing middle-market commercial real estate loans and investments.

Mr. Hinson’s qualifications for election to the Board include his professional background and experience, his previously held senior-executive level positions for two pubic companies, his service on other public company boards, and his financial expertise. The Windstream Board has determined that Mr. Hinson qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. His service on the board of other public companies in diverse industries gives him unique insight to corporate governance matters affecting public companies and also allows him to offer a broad perspective on the challenges and opportunities facing Windstream.

Judy K. Jones, age 69, has served as a director of Windstream since its formation in 2006. Ms. Jones serves as a member of the Audit Committee and the Governance Committee. She is currently a member of the board of directors of Lovelace Respiratory Research Institute (LRRI) and of the Mind Research Network, a wholly-owned not-for-profit subsidiary of LRRI. She held various senior administrative positions at the University of New Mexico from 1988 to 2006, including Vice President for Advancement, Associate Vice President for Strategic Initiatives (Health Sciences Center) and Chief of Staff to the President of the University. She also held senior administrative positions with New Mexico state government and is a former management consultant serving public sector clients for a major national accounting firm.

Ms. Jones’ qualifications for election to the Board include her expertise in financial accounting matters. Through her prior experience as a senior executive at a state university and in state government and on the boards of non-profit institutions, Ms. Jones has experience in reviewing and evaluating financial statements, financial budgets and forecasts, investment portfolios of public endowments, and other public finance matters. The Windstream Board has determined that Ms. Jones qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. Her broad state government and higher education experience also allows her to offer insights and perspectives on government policy, structure and operations, public relations and marketing issues, the needs of higher education and government entities (which are an important customer segment for Windstream), and information technology and strategic planning.

William A. Montgomery, age 64, has served as a director of Windstream since its formation in 2006 and is a member of the Compensation Committee and the Governance Committee. From 2007 to 2012, Mr. Montgomery served as Chairman of the Compensation Committee. Mr. Montgomery has been a private investor since 1999. From 1989 to 1999, Mr. Montgomery was Chief Executive Officer of SA-SO Company, a company engaged in the distribution of municipal and traffic control products based in Dallas, Texas. Prior to 1989, Mr. Montgomery worked as a registered representative in the financial services industry and has over 12 years of experience in the financial services industry, most recently serving with Morgan Stanley in the Private Client Services group from 1985 to 1989. Mr. Montgomery previously served as a director of Hicks Acquisition Corp. I, Inc., a special purpose entity formed for the purpose of effecting a merger or other business combination with one or more businesses, from its inception in 2007 through the consummation of a business combination with Resolute Energy Corporation in 2009.

Mr. Montgomery’s qualifications for election to the Board include his wide range of financial and business experience. In his role as a member of Compensation Committee of Windstream and through his professional career including his prior role as a chief executive officer of a private company, Mr. Montgomery has experience in strategic planning, risk management, compensation plans and policies, and capital market transactions. Mr. Montgomery’s service on the boards of non-profit organizations also provides him with a broad perspective on the challenges and opportunities facing Windstream and the communities it serves.

Alan L. Wells, age 53, has served as a director of Windstream since 2010 and is a founding partner of Financial Advisory Partners, LLC, which makes private equity investments and provides financial advisory services to mid-sized companies in the Midwest. He served as Chief Executive Officer of Iowa Telecommunication Services, Inc. (“Iowa Telecom”) (NYSE: IWA) from 2002 to 2010 and Chairman of its board of directors from 2004 to 2010. He joined Iowa Telecom in 1999 as President and Chief Operating Officer, and was appointed to the role of President and Chief Executive Officer in 2002. Prior to joining Iowa Telecom, Mr. Wells was Senior Vice President and Chief Financial Officer at MidAmerican Energy Holdings Company (MidAmerican) (NYSE: MEC), a Des Moines, Iowa-based electric and gas utility holding company, from 1997 until 1999. During the same period, Mr. Wells also served as President of MidAmerican’s non-regulated businesses. Mr. Wells held various executive and management positions with MidAmerican, its subsidiaries, and Iowa-Illinois Gas and Electric, one of its predecessors, from 1993 through 1999. Prior to that, Mr. Wells was with Deloitte Consulting (previously Deloitte & Touche Consulting) and previously held various positions with the Public Utility Commission of Texas and Illinois Power Company.

Mr. Wells’ qualifications for election to the Board include his broad background and experience, his wide range of operational and financial experiences in regulated industries, and his prior experience as a senior executive with two public companies. Through his prior experience as a senior executive in the telecommunications and other regulated industries, he has insight on managing complex regulated enterprises, developing strategic plans in changing regulatory environments, overseeing financial reporting processes, and executing large capital market transactions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE FOREGOING NOMINEES.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” EACH OF THE FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

BOARD AND BOARD COMMITTEE MATTERS

Board Meetings.  During 2012, there were ten meetings of Windstream’s Board. All of the directors attended 75% or more of the meetings of the Windstream Board of Directors and Board Committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders. Each director attended the 2012 Annual Meeting of Stockholders.

Independence.  The Windstream Board of Directors has affirmatively determined that all of the nominees for director, except Messrs. Jeffery R. Gardner and Alan L. Wells, have no material relationship with Windstream and are independent directors under NASDAQ listing standards. Each of the director nominees was elected at the 2012 Annual Meeting of Stockholders.

Categorical Standards.  The Board has adopted categorical standards for use in determining whether any relationship between a director and Windstream is a material relationship that would impair the director’s independence. Specifically, the Board has determined that one or more relationships between a director and Windstream during the past three fiscal years will not constitute a material relationship that would interfere with the director’s exercise of independent judgment if each such relationship falls within one or more of the following categorical standards:

(1)	The director, or one or more members of the director’s immediate family, purchased services or products from Windstream in the ordinary course of business and on terms generally available to employees or customers;

(2)	The director, or one or more members of the director’s immediate family, was either a director of an entity or owned five percent or less of an entity, or both, that has a business relationship with Windstream, as long as the director or immediate family member was not an executive officer or employee of such entity;

(3)	The director or one or more members of the director’s immediate family was a director or trustee of an entity that had a charitable relationship with Windstream and that made payments to, or received payments from, Windstream in any fiscal year in an amount representing less than $100,000 for the year in question;

(4)	The director or a member of the director’s immediate family was a partner, controlling shareholder, executive officer or employee of an entity that made payments to, or received payments from, Windstream in any year in question that account for less than $200,000 or, if greater, five percent of the recipient’s consolidated gross revenues for the year in question.

Leadership Structure.  Since the inception of Windstream, the positions of Chief Executive Officer and Chairman have been held by separate individuals. Mr. Gardner has served as Windstream’s CEO from 2006 to the present, and Mr. Frantz served as Chairman of Windstream from 2006 to 2010. Mr. Foster has served as Chairman of the Board since February 2010, and as discussed above, Mr. Hinson has been appointed to succeed Mr. Foster as Chairman of the Board effective May 1, 2013.

The Board of Directors believes its current board leadership structure improves the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management to serve in the role of Chairman, which ensures a significant role for independent directors in the leadership of Windstream. Having an independent Chairman also simplifies Windstream’s corporate governance structure by allowing the Chairman to convene executive sessions with independent directors and dispensing with the need for a separate director to discharge the role of Lead Director.

Executive Sessions.  The Windstream Corporate Governance Board Guidelines specify that the independent directors of the Board must meet at regularly scheduled executive sessions without management and that an independent director, or the Lead Director, selected from time to time by the independent directors shall preside at executive sessions of independent directors. The Windstream Board of Directors designated Mr. Foster to serve as the Lead Director during his tenure as Chairman, and Mr. Hinson will also succeed to this role of Lead Director when he becomes Chairman of the Board in May 2013. During 2012, the executive sessions of the independent directors specified in the Board Guidelines generally occurred at the end of each regular meeting of the Board.

Board Committees.  The standing Committees of the Windstream Board of Directors are the Audit Committee, Compensation Committee and the Governance Committee. Each of the Audit, Compensation and Governance Committees has a written charter and is comprised entirely of independent directors, as defined under NASDAQ listing standards. A brief description of the functions of the Audit, Compensation and Governance Committees is set forth below.

Audit Committee.  The Audit Committee held ten meetings during 2012. The Audit Committee assists the Windstream Board of Directors in overseeing Windstream’s consolidated financial statements and financial reporting process, disclosure controls and procedures and systems of internal accounting and financial controls, independent auditors’ engagement, performance, independence and qualifications, internal audit function, and legal and regulatory compliance and ethics programs as established by Windstream management and the Board of Directors. The Audit Committee has been established by the Windstream Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Windstream and the audits of the consolidated financial statements of Windstream as contemplated by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The members of the Audit Committee are Mr. Hinson, as Chairman, and Mr. Frantz and Mses. Armitage and Jones, and the Windstream Board of Directors has determined that each of Messrs. Hinson and Frantz and Ms. Jones is an “audit committee financial expert”, as defined by the rules of the SEC. Effective May 1, 2013, Mr. Hinson will no longer serve as a member of the Audit Committee as he transitions to the role of the Chairman of the Board, and Mr. Frantz will assume the role of the Chairman of the Audit Committee.

Compensation Committee.  The Compensation Committee held four meetings during 2012. The Compensation Committee assists the Windstream Board of Directors in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. For more information regarding the Compensation Committee, see “Management Compensation – Compensation Discussion and Analysis”. The members of the Compensation Committee are Mr. Beall, as Chairman, Messrs. Foster and Montgomery.

Governance Committee.  The Governance Committee held four meetings during 2012. Since February 2012, the Governance Committee has been comprised of Ms. Armitage, as Chair, Ms. Jones and Mr. Montgomery. The Governance Committee oversees Windstream’s director nomination and screening process, succession planning for the Chief Executive Officer position, the annual self-evaluation of the Board and each Board Committee, compliance with Windstream’s related party transaction policy and stock ownership guidelines, and oversees spending on political activities by Windstream. On an annual basis, the Governance Committee reviews and assesses Windstream’s Corporate Governance Board Guidelines and recommends any proposed changes to the Board of Directors for approval.

The Governance Committee identifies individuals qualified to become members of the Windstream Board of Directors and recommends director nominees to the Board for each annual meeting of stockholders. The Governance Committee identifies candidates through various methods, including recommendation from directors, management, and stockholders. The Governance Committee has the sole authority to retain and terminate search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Governance Committee periodically reviews with the Chairman and the Chief Executive Officer the appropriate skills and characteristics required of Board members in the context of the composition of the Board and an assessment of the needs of the Board from time to time. The Governance Committee considers applicable Board and Board committee independence requirements imposed by Windstream’s Corporate Governance Board Guidelines, NASDAQ listing standards, and applicable law. The Governance Committee also considers, on a case-by-case basis, the number of other boards and board committees on which a director candidate serves. The Governance Committee seeks candidates who evidence personal characteristics of high personal and professional integrity; intelligence and independent judgment; broad training and experience at the policy-making level in business; strong interpersonal and communication skills; demonstrated ability to solve problems and to build consensus among diverse viewpoints; a commitment to serve on the Board over a period of several years to develop knowledge about Windstream, its strategy, and its principal operations; a willingness to evaluate management performance objectively; and the absence of activities or interests that could conflict with the director’s responsibilities to Windstream. The Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Governance Committee considers diversity in its selection of nominees and seeks to have a board that reflects a diverse range of views, backgrounds and experience.

The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee in accordance with the substantive and procedural requirements set forth in Windstream’s Bylaws, as discussed below under the caption “Other Matters.” The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.

Risk Oversight.  Management of Windstream has the primary responsibility for managing the risks facing Windstream, subject to the oversight of the Board of Directors. Each Committee of the Board assists the Board of Directors to discharge its risk oversight role by performing the subject matter responsibilities outlined above in the description of each Committee. The Board of Directors retains full oversight responsibility for all subject matters not assigned to Committees including risks presented by business strategy, competition, regulation, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors supplements its ability to discharge its risk oversight role by receiving a report on the results of an annual risk assessment of Windstream that is prepared by the Internal Audit Department. This survey is used primarily to assist the Internal Audit

Department to prepare the scope of its annual audit plan, subject to the review and approval of the Audit Committee. Internal Audit prepares the risk assessment by conducting risk assessment interviews and surveys with management across Windstream to identify individual process and Company-wide risks. An annual report on the top risks to Windstream identified by this assessment process is presented to the Audit Committee and the full Board.

The Board’s discharge of its risk oversight role has not specifically affected the Board’s leadership structure discussed above. Rather, in establishing the current leadership structure of the Board of Directors, risk oversight was one factor among many considered. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.

Corporate Governance Documents.  Windstream’s Corporate Governance Board Guidelines, its code of ethics policy entitled “Working With Integrity”, and the charters for the Audit, Compensation and Governance Committees are available on the Investor Relations page of the Windstream Corporation website at www.windstream.com/investors. Copies of each of these documents are also available to stockholders who submit a request to Windstream Corporation, ATTN: Investor Relations, 4001 Rodney Parham Road, Little Rock, AR 72212.

Stockholder Communications.  Stockholders and other interested parties may contact the Chairman of the Board or the non-management directors of the Windstream Board of Directors by writing to Windstream Corporation, ATTN: Chairman of the Board or Non-Management Directors, c/o Corporate Secretary, 4001 Rodney Parham Road, Little Rock, AR 72212.

STOCK OWNERSHIP GUIDELINES

The Windstream Board of Directors has adopted minimum stock ownership guidelines for Windstream’s directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of Windstream Common Stock valued at least five times the annual cash retainer paid to non-management directors. Executive officers are expected to maintain beneficial ownership of shares of Common Stock at the following levels: ten times base salary for the Chief Executive Officer; five times base salary for each of the Chief Financial Officer, Chief Operating Officer and General Counsel; and three times base salary for all other executive officers. Directors have a transition period of five years from their initial election, and executive officers have a transition period of three years from their initial election to meet the applicable ownership guidelines and, thereafter, one year to meet any increased ownership requirements resulting from changes in stock price, annual base fee, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines impose a retention ratio that provides that each officer and director is expected to retain at least 50% of the shares received, net of tax payment obligations, upon the vesting of restricted stock or the exercise of stock options. Directors and officers are also required to hold for at least six months all shares received, net of tax payment obligations, upon vesting of restricted stock or the exercise of stock options. For the purposes of the guidelines, unvested shares or units of restricted stock (including the performance-based restricted stock units granted beginning in 2011) are considered to be owned.

Based on the foregoing and as of March 1, 2013, the table below sets forth the number of shares of Common Stock that each named executive officer is expected to own by the Annual Meeting, which amounts were determined based on each person’s position with Windstream, the person’s base salary and the closing price of Windstream common stock, in each case as of the date of Windstream’s 2012 Annual Meeting of Stockholders, and the number of shares deemed owned under the guidelines:

Named Executive Officers	Guideline Share Amount	Shares Owned (1)
Jeffery R. Gardner	888,099	2,322,365
Anthony W. Thomas	222,025	459,959
Brent Whittington	281,972	630,646
John P. Fletcher	222,025	518,121
Cynthia B. Nash	99,911	354,554

(1)	This amount differs from the amount reported in the “Security Ownership of Directors and Executive Officers” table because unvested performance-based RSUs are deemed to be owned under the guidelines but not for purposes of the SEC rules that drive the disclosure in the “Security Ownership of Directors and Executive Officers” table.

Based on current ownership amounts, Windstream expects that each of its executive officers will be in compliance with the stock ownership guidelines at the time of the Annual Meeting. Following the Annual Meeting, the executive officers will have until 2014 Annual Meeting of Stockholders to meet any increased share guidelines resulting from changes in stock price, annual base salary or ownership levels since the date of the Annual Meeting.

The table below sets forth and as of March 1, 2013, the number of shares of Common Stock that each non-management director is expected to own and the number of shares deemed owned under the guidelines. Based on current ownership amounts, Windstream expects that each non-management director will be in compliance with the stock ownership guidelines at the time of the Annual Meeting.

Non-Management Director	Guideline Share Amount	Shares Owned
Carol B. Armitage	26,643 (1)	49,463
Samuel E. Beall, III	26,643 (1)	67,626
Dennis E. Foster	26,643 (1)	291,790
Francis X. (“Skip”) Frantz	26,643 (1)	683,517
Jeffrey T. Hinson	26,643 (1)	54,411
Judy K. Jones	26,643 (1)	52,667
William A. Montgomery	26,643 (1)	85,193
Alan L. Wells	28,116 (2)	272,912

(1)	Guideline to be met by 2013 Annual Meeting.
(2)	Guideline to be met by 2015 Annual Meeting.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of March 1, 2013, as to shares of Windstream Common Stock beneficially owned by each director, by each named executive officer who was serving as an executive officer at the end of 2012, and by all directors and executive officers of Windstream as a group. Except as otherwise indicated by footnote, the nature of the beneficial ownership is sole voting and investment power, and no shares are pledged as security:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owners	Shares Beneficially Owned (1)	Unvested Restricted Shares (2)	Total Shares Beneficially Owned (3)	Percent of Class (if 1% or more)
Non-Management Directors
Carol B. Armitage	39,270	10,193	49,463	*
Samuel E. Beall, III	57,433	10,193	67,626	*
Dennis E. Foster	281,597 (4)	10,193	291,790	*
Francis X. (“Skip”) Frantz	673,324 (5)	10,193	683,517	*
Jeffrey T. Hinson	44,218	10,193	54,411	*
Judy K. Jones	42,474	10,193	52,667	*
William A. Montgomery	75,000	10,193	85,193	*
Alan L. Wells	262,719	10,193	272,912	*

Named Executive Officers
Jeffery R. Gardner	1,441,729 (6)	151,860	1,593,589	*
Anthony W. Thomas	203,416	149,090	352,506	*
Brent Whittington	306,828	178,440	485,268	*
John P. Fletcher	261,578	149,090	410,668	*
Cynthia B. Nash	212,996	87,159	300,155	*

All Directors and Executive Officers as a Group	3,902,582	797,183	4,699,765	*

*indicates less than 1 percent

(1)	Excludes unvested restricted shares and includes shares of Common Stock owned directly and shares held in the person’s account under the Windstream 401(k) Plan, which are as follows: Gardner 46,744, Thomas 6,130, Whittington 2,478, Fletcher 17,021, and Nash -0-.

(2)	Unvested shares of restricted stock are deemed beneficially owned because grantees of unvested restricted stock under Windstream’s equity compensation plans hold the sole right to vote such shares. To date, Windstream has not granted stock options or other similar instruments that would provide the right to acquire beneficial ownership of Common Stock.

(3)	Windstream grants performance-based restricted stock units (PBRSUs) to its executive officers. Because unvested PBRSUs do not provide the recipients the right to vote or other elements of beneficial ownership as defined under SEC rules and will not vest within 60 days from March 1, 2013, all unvested outstanding PBRSUs are omitted from this table. For informational purposes, the following table shows the outstanding unvested PBRSUs granted to each named executive officer:

Named Executive Officers	Total Shares Beneficially Owned	Unvested Performance- Based Restricted Stock Units (PBRSUs)	Total Shares Beneficially Owned Including PBRSUs
Jeffery R. Gardner	1,593,589	728,776	2,322,365
Anthony W. Thomas	352,506	107,453	459,959
Brent Whittington	485,268	145,378	630,646
John P. Fletcher	410,668	107,453	518,121
Cynthia B. Nash	300,155	54,399	354,554

(4)	Includes 16,742 shares held by Mr. Foster’s spouse and by account for grandchildren for which Mr. Foster serves as custodian. These shares are deemed beneficially owned under SEC rules, but Mr. Foster disclaims beneficial ownership.

(5)	Includes 700 shares held in trust for the benefit of Mr. Frantz’s spouse and children. Mr. Frantz’s spouse is the trustee of the trust. These shares are deemed beneficially owned under SEC rules, but Mr. Frantz disclaims beneficial ownership.

(6)	Includes 11,900 shares held for the benefit of Mr. Gardner’s children and as account custodian. These shares are deemed beneficially owned under SEC rules, but Mr. Gardner disclaims beneficial ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is information, as of March 1, 2013, with respect to any person known to Windstream to be the beneficial owner of more than 5% of any class of Windstream’s voting securities, all of which are shares of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	30,670,330 (1)	5.22%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	34,455,899 (2)	6.02%

(1)	Based upon information contained in Schedule 13G filed on February 4, 2013, Blackrock, Inc. has sole voting and investment control over these shares.

(2)	Based upon information contained in Schedule 13G filed on February 7, 2013, Vanguard, Inc., has sole voting power over 1,030,982 shares, sole dispositive power over 34,455,899 shares, and shared dispositive power over 980,082 shares.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

This report provides information concerning the Compensation Committee of Windstream Corporation’s Board of Directors. The Compensation Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Compensation Committee is comprised entirely of independent directors, as defined and required by NASDAQ listing standards.

The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion and Analysis” contained in Windstream Corporation’s Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders and has discussed such disclosures with the management of Windstream Corporation. Based on such review and discussion, the Compensation Committee recommended to the Windstream Board of Directors that the “Compensation Discussion and Analysis” be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Windstream Corporation’s Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.

The Compensation Committee
Samuel E. Beall, III, Chairman
Dennis E. Foster
William A. Montgomery

AUDIT COMMITTEE REPORT

This report provides information concerning the Audit Committee of Windstream Corporation’s Board of Directors. The Audit Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Audit Committee is comprised entirely of independent directors, as defined and required by NASDAQ listing standards and comprised entirely of directors who are financially literate. Additionally, Messrs. Hinson and Frantz and Ms. Jones qualify as audit committee financial experts.

In connection with its function to oversee and monitor Windstream Corporation’s financial reporting process, the Audit Committee has reviewed and discussed with Windstream Corporation’s management the audited consolidated financial statements for the year ended December 31, 2012; discussed with PricewaterhouseCoopers LLP, Windstream Corporation’s independent registered public accountant, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Windstream Corporation’s Board of Directors that the audited consolidated financial statements for the year ended December 31, 2012 be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The Audit Committee
Jeffrey T. Hinson, Chairman
Carol B. Armitage
Francis X. (“Skip”) Frantz
Judy K. Jones

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

General. This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other executive officers who were the most highly compensated in fiscal year 2012. These individuals, referred to as “named executive officers” or “NEOs,” are identified below:

—	Jeffery R. Gardner, President and Chief Executive Officer
—	Anthony W. Thomas, Chief Financial Officer and Treasurer
—	Brent Whittington, Chief Operating Officer
—	John P. Fletcher, Executive Vice President and General Counsel
—	Cynthia B. Nash, Chief Information Officer

Compensation Philosophy.  Windstream’s executive compensation program is designed to achieve the following objectives:

—	Provide a high correlation between pay and performance;

—	Align management’s interests with the long-term interests of Windstream’s stockholders; and

—	Provide competitive compensation and incentives to attract and retain key executives.

Below we highlight certain executive compensation practices we employ to further these objectives. Also listed below are certain compensation practices we do not employ because we believe them to be inconsistent with our compensation objectives.

What We Do:

—

Equity-Based Compensation – A substantial portion of total NEO compensation is paid in equity-based compensation in the form of restricted stock and restricted stock units, whose value is directly correlated to the performance of our stock. This practice achieves a strong alignment between interests of management and our stockholders.

—	At-Risk Compensation – At least 73% of NEO pay, and 85% for our CEO, is contingent upon achievement of certain corporate performance goals.

—

Clawback Policy – We maintain a clawback policy that allows us to recover incentive compensation that is derived from financial statements filed with the SEC that are subsequently subject to restatement and certain other conditions are satisfied.

—

Robust Stock Ownership Guidelines – We have robust stock ownership guidelines that apply to all executive officers and require that, among other things, our CEO own Windstream stock valued at 10 times his base salary.

—	Independent Compensation Consulting Firm – The Compensation Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.

—

Regular Review of Share Utilization – We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

What We Don’t Do:

—

No Dividends or Dividend Equivalents on Unearned Performance Based Equity Awards – No dividends or dividend equivalents are paid on performance based equity awards unless and until all performance conditions are met.

—

No Single Trigger – Our equity awards provide for accelerated vesting of future awards after a change in control if an employee is also terminated within two years of the change in control (a double trigger) rather than upon the transaction itself (single trigger).

—

No Hedging Transactions – Our directors and executive officers are prohibited from engaging in any transaction involving derivative securities intended to hedge the market risk in our stock, pledging our stock, or purchasing our stock on loan or margin.

—	No Repricings – Our stock incentive plans prohibit us from repricing options without stockholder approval.

—	No Tax Gross-ups – Our compensation programs do not provide for the gross-up or reimbursement of taxes for executive officers in any situation.

—	No Special Perquisites for Former Executives – We do not have perquisites for former and/or retired executives that differ materially from those available to employees generally.

—	No Top Hat Plan – We do not have a top hat plan or other supplemental executive retirement plan.

Our Board recognizes the fundamental interest our stockholders have in the compensation of our executive officers. At the 2012 Annual Meeting, our stockholders approved by a vote of over 92 percent the compensation of our named executive officers. Based upon the results of such vote and our review of our compensation policies and decisions, we believe that our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed below and adequately align the interests of our named executive officers with the long term goals of Windstream.

Stockholders at the 2013 Annual Meeting will be asked to again approve, on an advisory basis, the compensation of our named executive officers. The following is a summary of key considerations that stockholders should take into account when assessing our executive compensation program:

—

Windstream’s vision is to become the premier enterprise communications and services provider in the United States while maintaining our strong, stable consumer business. Our goal is to generate solid and sustainable cash flow over time, and we return a significant portion of this cash flow to our shareholders through our current dividend practice.

—

We believe that Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA) is the best measure of our ability to generate solid and sustainable cash flow over the long-term, which is why we include Adjusted OIBDA as a key performance objective for our short-term and long-term incentive plans.

—

Our 2012 compensation reflected our mixed operating results by paying short-term incentive payouts below target. Our stock price decline also impacted 2012 compensation by providing a lower value to executives upon vesting of their equity awards compared to their grant value. In addition, because our executives are required to own a significant amount of company stock, the value of our executive’s total stock holdings declined during the year.

—

The Compensation Committee’s 2013 compensation decisions for NEOs included (a) no increases to base salaries, (b) no increases to short-term incentive opportunities, (c) no increases in the long-term incentive grant values, and (d) the addition of dividend payout ratio as a measure in the short-term incentive plan to strengthen the focus and accountability for preserving the cash flow necessary to fund the Company’s dividend.

Compensation Mix.  Our executive compensation program consists of base salary, annual cash incentives and long-term equity incentives. The Compensation Committee considers the total compensation of each executive officer as well as the allocation of compensation among base salary, short-term incentive compensation, and equity-based compensation in determining compensation levels. The following table illustrates the allocation for each named executive officer for 2012:

Named Executive Officer	Percentage of Annual Total Direct Compensation* Allocated to Short-term Incentive (%)	Percentage of Annual Total Direct Compensation* Allocated to Equity- Based Compensation (%)	Percentage of Annual Total Direct Compensation* Allocated to Base Salary (%)
Jeffery R. Gardner	21%	64%	15%
Anthony W. Thomas	20%	55%	25%
Brent Whittington	19%	57%	24%
John P. Fletcher	20%	55%	25%
Cynthia B. Nash	23%	44%	33%

*	Total direct compensation for these purposes equals base salary, short-term cash incentive payment at target levels and the full up-front fair value of the annual equity-based awards determined in accordance with authoritative guidance on share-based compensation.

The Compensation Committee believes that a substantial portion of executive compensation should be at risk through allocation of compensation to short-term cash incentives and long-term equity-based incentives. The Compensation Committee also believes that, because of his considerable ability to affect the financial results of Windstream, Mr. Gardner’s base salary should be a smaller component of his total compensation and at risk compensation should be a larger component. The following charts show the weighting of at risk compensation relative to total compensation for the CEO and collectively for the other NEOs.

Percentage of At Risk Compensation in 2012

Compensation Committee.  Windstream’s Compensation Committee is presently comprised of Samuel E. Beall, III, Chairman, Dennis E. Foster and William A. Montgomery. The Windstream Board has determined that each member of the Compensation Committee is an independent director under NASDAQ listing standards, a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. The Compensation Committee annually reviews and approves goals relevant to Mr. Gardner’s compensation and, based on an annual evaluation of these performance goals, determines and approves Mr. Gardner’s compensation. The Committee conducts this review using a survey of compensation data of comparable employers that is prepared by the Committee’s outside compensation consultant based on criteria specified by the Committee.

Independent Consultant.  The Compensation Committee has the authority to retain and terminate any executive compensation consultant to be used in the evaluation of director, CEO or executive officer compensation and to approve the consultant’s fees and other retention terms. It is the policy of the Compensation Committee that the compensation consultant should perform no services for Windstream other than services as consultant to the Compensation Committee. During 2012, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“PM&P”) to assist the Committee in the review and design of Windstream’s executive compensation program. PM&P reports directly to the Compensation Committee and was originally selected in 2010 following an interview process of independent compensation consultants. During 2012, PM&P conducted a competitive review of Windstream’s executive pay levels and executive pay program designs, with such data and information being used by the Committee, along with all other relevant information, to inform the Committee’s decisions regarding the executive compensation program. PM&P provided a self-assessment to the Compensation Committee in 2012 relative to the independence standards required by the stock exchanges. The self-assessment included the following information:

—	PM&P performs no other services for Windstream, other than the engagement with the Compensation Committee;

—	Fees paid by Windstream to PM&P are less than .5% of the firm’s total revenue;

—	PM&P has policies and procedures to prevent conflicts of interest;

—	The individual advisor to the Compensation Committee does not own any Windstream stock;

—	There is no business or personal relationship between the individual advisor and a Committee member;

—	There is no business or personal relationship between the individual advisor or PM&P and an executive officer of Windstream.

Competitive Market Analysis. As part of the process of approving executive compensation levels and plan designs, the Compensation Committee regularly reviews and considers competitive market data. This competitive market analysis generally takes place in the fall of each year and is used as part of the decision-making process for the following year. During 2011, PM&P provided, and the Compensation Committee reviewed, competitive market data as part of its process for approving 2012 executive compensation levels and plan designs.

Given the limited number of direct industry peers with a similar business model and of comparable size, the competitive market analysis focuses on compensation survey data from reputable surveys that are size-adjusted using regression formulas. The 2011 market analysis used compensation surveys from Watson Wyatt, Mercer, and PM&P, and all data was size-adjusted to reflect annual revenues of $6 billion. In considering the survey data, the Committee does not request the identity of or review the specific companies that are included in any of the surveys reference above.

In addition to compensation levels, the Committee often requests that PM&P provide proxy data with respect to compensation plan designs and company performance. Because these elements are less impacted by company size, PM&P’s 2011 market analysis included plan design and company performance data from a specific group of companies which included DISH Network Corp., ADP, VISA, Cablevision, Charter Communications, CenturyLink, Mastercard, NII Holdings, Western Union, Fidelity Information Services, TDS, Metro PCS, Frontier, and Level 3. The peer group was changed for 2012 following the acquisition of PAETEC, which increased the size and complexity of our business. The Committee believes that the consideration of plan designs and performance levels among these companies provides an additional useful reference point for the plan designs and degree of pay and performance alignment at Windstream. Examples of plan design include the number and weighting of performance metrics and the types of performance metrics used in incentive plans, the allocation of cash and equity in total direct compensation and the allocation of fixed compared to performance based compensation. This group of companies represents a broad group of Fortune 500 companies in telecom, technology and services industry.

While consideration is given to the competitive market data, the Compensation Committee uses it primarily as a reference point and does not specifically target compensation to any market percentile. In addition to competitive market data, the Committee reviews and considers factors such as company performance, individual executive performance, the critical nature of an individual’s role to organizational success, internal pay equity among colleagues, and retention risks. Only after careful consideration of all relevant facts and circumstances does the Committee exercise judgment and make compensation decisions.

Windstream Management.

General.  Windstream’s management assists the Compensation Committee’s consultant in its survey of executive compensation by providing historical compensation information and by reviewing and commenting on preliminary drafts of the survey reports. At the first Compensation Committee meeting of each year (which is expected to be held in early February of each year), the Compensation Committee reviews and approves executive compensation for such year. Based on the compensation surveys and compensation principles previously specified by the Compensation Committee, Mr. Gardner and members of Windstream’s human resources department prepare recommendations for compensation levels for executive officers in consultation with the Compensation Committee’s consultant, except that no recommendation is made for Mr. Gardner’s compensation. The Compensation Committee then meets to review and determine Mr. Gardner’s compensation and reviews and recommends the compensation for all other executive officers. The Compensation Committee determines Mr. Gardner’s compensation, and recommends the compensation of all other executive officers, based in part on discussions with Windstream management, including Mr. Gardner, and discussions with the compensation consultant. The Windstream Board approves or, in the case of Mr. Gardner’s compensation, ratifies the actions of the Compensation Committee.

Stockholder Outreach.  Windstream management also reviewed the proxy advisory reports issued by Institutional Shareholder Services, Inc. (ISS) and Glass Lewis & Co. regarding our executive compensation policies and practices. Windstream management contacted ISS and Glass Lewis and two large institutional shareholders of Windstream to discuss any concerns identified during the 2012 proxy season. The results of these discussions were reported to the Compensation Committee.

Elements of 2012 Compensation.  For 2012, the Compensation Committee approved compensation for named executive officers after considering individual performance, Windstream’s performance, strategic importance of an individual’s role, retention risk, and current compensation compared to competitive market data. The Committee also considered the significant demands imposed on the senior leadership team by Windstream’s difficult financial and operational targets, its high volume of strategic initiatives and the success the relatively young team has achieved in a consolidating industry with intense competition. For 2012, the compensation of Windstream’s named executive officers consists of three principal components:

•	Base salary;
•	Short-term (annual) cash incentive payments; and
•	Long-term incentives in the form of equity-based compensation.

The compensation program for the named executive officers also includes the Windstream 2007 Deferred Compensation Plan, the Windstream 401(k) Plan, change-in-control agreements, and limited perquisites. In addition, Windstream has an employment agreement with Mr. Gardner, and certain named executive officers have benefits in the Windstream Pension Plan and the related Windstream Benefit Restoration Plan.

2012 Total Compensation.  Base salaries and long-term incentives increased year-over-year for all named executive officers. These changes were made as a result of the 50% increase in company revenue following the Paetec acquisition in December 2011 and increased market comparisons. The increases were partially offset by decreased short-term incentive payments based on plan performance in 2012 and for Mr. Gardner, a decrease in equity value due to a special grant received in 2011.

Base Salary.  Base salary is designed primarily to provide competitive compensation that reflects the contributions and skill levels of each executive. Merit increases in base salary for 2012 for the NEOs ranged from 1% to 7% based on individual performance and comparison to market levels, for specific positions.

Short-Term Cash Incentive Payments.  Windstream maintains short-term cash incentive plans which are designed primarily to motivate executives to achieve Company-wide performance goals over annual or quarterly periods. Under these plans, the Compensation Committee sets different target payout amounts (as a percentage of base salary) for all executive officers in order to reflect such individual’s contributions to Windstream and the market level of compensation for such position. The Compensation Committee believes these short-term incentive plans are a key part of its goal to make a substantial portion of total direct compensation at risk.

During 2012, the named executive officers participated in a short-term cash incentive plan based on Windstream’s achievement of certain Adjusted OIBDA and Adjusted Revenue levels. Adjusted OIBDA, which is operating income before it is reduced by depreciation and amortization, is a non-GAAP financial measure and is one of the principal measures used by Windstream to communicate its financial performance in its quarterly earnings releases. The Adjusted OIBDA measure excludes non-cash pension expense, equity compensation expense and restructuring expense. Adjusted Revenue is also a non-GAAP measure and it is the Company’s total service revenue excluding wholesale, switched access and USF revenues and revenue from PAETEC non-strategic businesses. Windstream provides the methodology for calculating Adjusted OIBDA in the Current Report on Form 8-K that accompanies its quarterly earnings releases. Adjusted Revenue can be calculated using information included in Annex A of this report. Payments under the short-term incentive plan have historically been based solely on Adjusted OIBDA. The Compensation Committee has utilized Adjusted OIBDA as a performance metric because it is a critical indicator of Windstream’s ability to generate sustainable cash flows over a long period of time. For 2012, however, the Compensation Committee elected to diversify payouts under the plan by including a revenue component as part of the performance criteria. The Committee determined that revenue was a strong indicator of the Company’s performance year-over-year and overall financial condition. Adjusted Revenue was chosen as the performance metric for this purpose in lieu of total revenue because service revenue was over 90% of Windstream’s total revenue during 2012 and due to the uncertainty surrounding the FCC’s inter-carrier compensation reform, adopted in December 2011, it was very difficult to accurately estimate target amounts for wholesale, switched access and USF revenue for the 2012 fiscal year.

Under the Windstream short-term incentive plan, executive officers were eligible to receive payments in proportion to Windstream’s achievement of a performance goal that was set at minimum (or threshold), target and maximum levels. For 2012, payouts were based 70% on the achievement of the Adjusted OIBDA goal and 30% based on the achievement of the Adjusted Revenue goal. The Compensation Committee set each performance goal at levels that it believes to be difficult but achievable and designed to drive industry leading results. The executive officers were eligible to receive 50% to 200% of the target payout amounts if threshold or maximum levels, respectively, were achieved. No payout is made if performance is below the threshold levels, and performance between threshold, target and maximum levels results in prorated payouts. During 2012, the threshold Adjusted OIBDA amount was $2.367 billion, the target was $2.415 billion and the maximum was $2.464 billion, and the threshold Adjusted Revenue amount was $4.747 billion, the target was $4.894 billion and the maximum was $4.943 billion. Windstream’s actual Adjusted OIBDA for 2012 was $2.388 billion, which reflected an approximate 72% payout. Its actual Adjusted Revenue for 2012 was $4.951 billion, which reflected an approximate 200% achievement level against the target performance goal. The overall achievement level calculated based on the 2012 financial results was 110%. However, based on a number of factors, including company stock performance and negative developments regarding PAETEC revenue during 2012, the Committee exercised its negative discretion to reduce the payout to 90%. The following table shows the target payouts and actual payouts (in each case, expressed as a percentage of base salary) for each NEO under the short-term incentive plan for 2012:

Named Executive Officer	Target Payout Percentage	Actual Payout Percentage
Jeffery R. Gardner	135%	122%
Anthony W. Thomas	80%	72%
Brent Whittington	80%	72%
John P. Fletcher	80%	72%
Cynthia B. Nash	70%	63%

The Compensation Committee set the target payout percentages for the NEOs at the beginning of the fiscal year based on such individual’s contributions to Windstream and the market level of compensation for such position without benchmarking against a specific percentile. The Compensation Committee set Mr. Gardner’s target payout percentage level above the other NEOs given his leadership role within Windstream and his ability to affect stockholder value relative to other NEOs.

Long Term Equity-Based Incentive Awards.  Windstream maintains an equity-based compensation program for executive officers to provide long-term incentives, to better align the interests of executives with stockholders and to provide a retention incentive. The Compensation Committee implemented its equity-based compensation program as part of its goal to make a substantial portion of total direct compensation at risk.

Each year NEOs receive a portion of his or her total direct annual compensation in the form of long-term equity-based incentive compensation. All Windstream equity compensation awards are issued as either time-based restricted stock or performance-based restricted stock units (PBRSUs) under the Windstream Amended and Restated 2006 Equity Incentive Plan (“Equity Plan”). In 2012, 70% of the equity compensation granted to the named executive officers (other than Mr. Gardner) was performance-based and 30% was time-based vesting. For Mr. Gardner, 100% of his 2012 equity compensation was performance-based. Windstream has not issued any stock options or other forms of equity compensation to its directors, executive officers or other employees. The Compensation Committee believes that restricted stock or performance-based restricted stock or unit awards are a preferred mechanism of equity compensation compared to stock options or other devices that derive value from future stock price appreciation due to the high-dividend, low-growth profile of Windstream. In addition, performance-based restricted stock units are eligible for deduction for tax purposes under Section 162(m) of the Internal Revenue Code.

For all outstanding grants of time-based restricted stock, executive officers have the rights of a stockholder to vote the restricted stock and to receive any cash dividends paid with respect to the restricted shares during the vesting period. For all outstanding grants of performance-based equity compensation, the dividends are accrued and paid out only when and if the performance conditions are satisfied.

The Windstream Board of Directors delegated responsibility for administration of the Equity Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, executive officers and all other eligible employees at its first regularly scheduled meeting of each year, which is expected to occur each February. In determining the number of shares of restricted stock or performance-based restricted stock to award to any individual under the Equity Plan, the Compensation Committee divides the approved grant value for such individual by the closing stock price of Windstream Common Stock on the date that the Compensation Committee approves the award (rounded down to the nearest whole share). As a matter of policy, the Compensation Committee does not approve awards of equity compensation through the adoption of a unanimous written consent in lieu of a meeting.

In the first quarter of 2012, the Compensation Committee approved the amounts and types of equity-based compensation awards described below to the named executive officers. As with other elements of compensation, the Compensation Committee based individual equity-based incentive awards on such individual’s contributions to Windstream and the market level of compensation for such position without benchmarking against a specific percentile. These amounts increased from 2011 as a result of the change in revenue size from $4 billion to $6 billion and reflect the complexity of the business with the acquisition of PAETEC.

Named Executive Officer	2012 Grants of Time-Based Restricted Stock ($)	2012 Grants of Performance-Based Restricted Stock Units
		Threshold ($)	Target ($)	Total Amount, Including Possible Overachievement ($)
Jeffery R. Gardner	-	2,049,994	4,099,988	6,149,982
Anthony W. Thomas	329,996	384,999	769,999	1,154,998
Brent Whittington	449,992	524,999	1,049,998	1,574,997
John P. Fletcher	329,996	384,999	769,999	1,154,998
Cynthia B. Nash	150,011	174,993	349,987	524,980

Time-Based Restricted Stock – These awards vest ratably over three years subject to continuous employment by Windstream through February 15, 2015.

Performance-Based Restricted Stock Units – For 2012, all performance-based equity awards were granted in the form of PBRSUs. The grants set forth in the table above vest ratably over a three-year period with each year set as a separate performance period. The PBRSUs vest only if the performance thresholds are met and the executive is still employed on the date of vesting. The Compensation Committee sets the performance measures for these awards each year during the three-year vesting period. It is the Compensation Committee’s goal to set such amounts at levels that it believes are difficult but achievable and designed to drive industry leading results. For fiscal 2012, the Committee selected Adjusted OIBDA as the baseline performance measure and added an overachievement measure (the “Overachievement Measure”) based on Windstream total stockholder return.

The target Adjusted OIBDA metric for the 2012 performance period was set at 97% of an Adjusted OIBDA goal of $2.415 billion and the threshold was 92% of this amount. No shares are awarded under these grants if actual Adjusted OIBDA is less than the threshold and no additional amounts are awarded if actual Adjusted OIBDA exceeds the target.

For the Overachievement Measure, each NEO is entitled to receive an additional number of shares up to 50% of his/her target payout amount if (1) Windstream achieves the Total Shareholder Return goal (as described below) over the three-year vesting period of the PBRSUs, and (2) at least 92% of the Adjusted OIBDA goal is met in each of the three fiscal performance periods covered by the vesting schedule. The Total Shareholder Return goal is measured by comparing Windstream total stockholder return against the cumulative total return of the S&P 500 index. The Compensation Committee chose the broader S&P 500 index over the S&P telecom index because the telecom index is comprised of only 8 companies, including AT&T and Verizon, which are not impacted by the same issues and environment given their larger size and their focus on wireless businesses. Pursuant to the Overachievement Measure, an additional 25% of shares will be issued if Windstream total stockholder return is between the 50-75th percentile of the S&P 500 and an additional 50% of shares are issued for performance over 75th percentile.

Severance Benefits and Gardner Employment Agreement.  Except for Mr. Gardner, Windstream has no agreement or plan to provide severance benefits to executive officers other than benefits that are generally available to all employees under Windstream’s severance plan and benefits available under the change-in-control agreements discussed below. The employment agreement with Mr. Gardner includes a severance benefit of three times base salary (at the time of severance), or $3.0 million based on Mr. Gardner’s base salary during 2012. The employment agreement provides for no gross up of taxes for severance outside of a change-in-control situation. The employment agreement provides that Mr. Gardner’s base salary will be no less than $700,000 per year. If Mr. Gardner experiences a separation from service following a change of control, the severance benefits provided under the terms of the change-in-control agreements discussed below will govern, and no severance is available under the employment agreement in such circumstance. The Compensation Committee approved the foregoing severance benefit to Mr. Gardner to recognize the importance of his service and contributions to Windstream, to recognize that it would be difficult for him to find comparable employment during a short period of time following a separation, and to reflect market practice of providing similar severance benefits to the CEO position.

Retirement Plans.  Windstream maintains a defined benefit pension plan and a qualified 401(k) defined contribution plan for its executive officers (including the NEOs) and employees. Participation in the pension plan is frozen except for certain bargaining unit employees. No executive officer is eligible for continued accruals. Windstream’s 401(k) plan provides for potential matching employer contributions of up to 4% of a participant’s compensation. The Compensation Committee maintains the 401(k) plan in order to provide employees with an opportunity to save for retirement with pre-tax dollars. The 401(k) plan also allows Windstream to fund its contributions to this plan in a predictable, consistent manner.

Deferred Compensation Plans.  Windstream’s 2007 Deferred Compensation Plan provides a non-qualified deferred compensation plan for its executive officers (including the NEOs) and other key employees. The Compensation Committee adopted this plan as part of its effort to provide a total compensation package that was competitive with the compensation arrangements of other companies. The plan offers participants the ability to defer compensation above the IRS qualified plan limits.

Change-In-Control Agreements.  The Compensation Committee maintains change-in-control agreements for Mr. Gardner and each executive officer (including the NEOs) in order to provide some protection to those individuals from the risk and uncertainty associated with a potential change-in-control. The Compensation Committee also maintains the change-in-control agreements as part of its efforts to provide a total compensation package that is competitive with the compensation arrangements of other market participants.

The change-in-control agreements in place during 2012 expired on January 1, 2013. The Compensation Committee specifically engaged PM&P to review the payment multiples and other terms of the change-in-control agreements, to compare such provisions against prevailing market practices, and to provide recommendations on the final terms of the agreements. When it approved the change-in-control agreements, the Compensation Committee considered the total amount of compensation that Mr. Gardner and each other executive officer would receive in a hypothetical termination under all of the change-in-control benefits described below. Based on the foregoing, the Compensation Committee approved the payment of change-in-control benefits to Mr. Gardner and the other executive officers on a “double-trigger” basis, which means that a change-in-control of Windstream must occur and the officer’s employment with Windstream must be terminated through either a resignation for “good reason” or a termination without “cause” (as those terms are defined in the change-in-control agreement). As a result, Windstream entered into new change-in-control agreements with its NEOs effective January 1, 2013. The terms of the new change-in-control agreements are generally the same as the prior agreements, except that the new agreements do not provide for a gross-up payment to any NEOs to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code. Instead, under the change-in-control agreements if such excise taxes would be imposed, the executive will either receive all of the benefits to which he or she is entitled under the agreement, subject to the excise tax, or have his or her benefits under the agreement reduced to a level at which the excise tax will not apply, depending upon which approach would provide the executive with the greater net after-tax benefit. Upon a qualifying separation from service, the executive officers are eligible to receive a cash, lump sum payment based upon a multiple of base salary and target bonus of three times for Messrs. Gardner, Thomas, Whittington, and Fletcher and two times for Ms. Nash. Refer to the “Potential Payment Upon Termination or Change-in-Control” section for details associated with the Change-in-Control Agreement.

Perquisites and Other Benefits.  Windstream permits limited personal use of Windstream’s corporate aircraft by Mr. Gardner and the other named executive officers. Under Windstream’s policy, this use cannot interfere with business use of the aircraft. Due to the extensive travel demands on their schedules, Messrs. Gardner and Whittington are allowed to utilize the corporate aircraft for personal use more often than the other named executive officers, pursuant to time-sharing arrangements in which they reimburse Windstream for the incremental cost of such use, which primarily includes costs for fuel, maintenance charges allocable to such use and contract-pilot charges, and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots, and other general charges related to ownership of the aircraft. Other named executive officers are allowed to have family members accompany them on a business trip on the aircraft, subject to seat availability and prior approval of Mr. Gardner. Any other personal use of the aircraft by the other named executive officers is permitted only as approved in advance by Mr. Gardner. The Compensation Committee monitors the use by Mr. Gardner and all named executive officers to ensure the amount of usage is reasonable. Windstream believes that personal use of aircraft for Mr. Gardner and other senior executives is a reasonable benefit in light of the significant demands that are imposed on their schedules as a result of their responsibilities to Windstream.

Stock Ownership/Insider Trading Policies. Windstream’s minimum share ownership guidelines apply to Mr. Gardner and all other executive officers. The guidelines are described in this proxy statement under the heading “Stock Ownership Guidelines.” The minimum share ownership guidelines are intended in part to ensure that executive officers retain a sufficient number of shares of Windstream Common Stock such that they continue to have a material financial interest in Windstream which is aligned with the stockholders. In addition, under Windstream’s insider trading compliance policy, directors and executive officers are prohibited from engaging in any transaction involving derivative securities intended to hedge the market risk in equity securities of Windstream other than purchases of long call options or the sale of short put options that are not closed prior to their exercise or expiration date. The policy also prohibits the purchase of shares on loan or margin and short sales.

2013 Compensation Actions.  In February 2013, the Compensation Committee met and made the following decisions regarding executive compensation for 2013 (a detailed analysis of these compensation decisions will be included in Windstream’s proxy statement for its 2014 annual meeting of stockholders):

—	Salary. The Committee elected not to increase base salaries for 2013.

—

Short Term Incentives.  The Committee elected not to change short term incentive opportunities for 2013 but adjusted the relevant performance measures. For 2013, awards under Windstream’s short-term incentive plan will be based 60% on Adjusted OIBDA, 20% on Total Revenue (instead of Adjusted Revenue) and 20% on Dividend Payout Ratio.

—

Long Term Incentives. The Committee elected not to change the overall grant mix for long-term equity compensation for the CEO (which will remain at 100% PBRSUs). The Committee did, however, change the grant mix for all other executive officers from 70%/30% to 50% PBRSUs and 50% time-based awards. The Committee also raised the target level for awards to be paid out from 95.7% of plan to 97% of plan in 2013.

Compensation of Directors

During 2012, Windstream non-employee directors received the following compensation: (1) an annual cash retainer of $60,000, (2) a cash fee of $2,000 for each Board and committee meeting attended, except that no fees were paid for periodic informational update meetings, and (3) an annual grant of $80,000 in restricted stock under the Equity Plan. The restricted shares granted to non-employee directors vest if the grantee continues to serve on the Board for the period beginning on the date of grant and ending on February 15 of the following year or earlier, if the grantee dies or becomes permanently disabled while serving on the Board or a change of control of Windstream occurs. In addition, in 2012, the chairs of the Audit, Governance and Compensation Committees received additional annual cash retainers of $20,000, $15,000 and $15,000, respectively. The Board Chairman received an additional annual cash retainer of $100,000. All non-employee directors have the option to elect to receive any cash retainer in the form of Windstream Common Stock.

Board members receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or Committee Chair.

The following table shows the compensation paid to the non-employee directors of the Windstream Board during 2012:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Carol B. Armitage	121,000	79,989	N/A	308	201,297
Samuel E. Beall, III	99,000 (3)	79,989	N/A	308	179,297
Dennis E. Foster	188,000 (4)	79,989	N/A	308	268,297
Francis X. (“Skip”) Frantz	88,000	79,989	277,204 (5)	308	445,501
Jeffrey T. Hinson	118,000	79,989	N/A	308	198,297
Judy K. Jones	106,000	79,989	N/A	308	186,297
William A. Montgomery	109,000	79,989	N/A	308	189,297
Alan L. Wells	80,000	79,989	N/A	308	160,297

(1)	All stock award amounts in the table above reflect the aggregate fair value on the grant date based on the closing price per share of Windstream Common Stock on the date of grant of the restricted stock, computed in accordance with FASB ASC topic 718.

(2)	Amount is for travel insurance available for all directors.

(3)	Mr. Beall elected to receive $75,000 of the $99,000 in Windstream Common Stock instead of cash.

(4)	Mr. Foster elected to receive $60,000 of the $188,000 in Windstream Common Stock instead of cash.

(5)	Amount reflects change in pension value for the Windstream Pension Plan and Benefit Restoration Plan.

Compensation of Named Executive Officers

The following table shows the compensation paid during all of 2012 by Windstream to its President and Chief Executive Officer, Chief Financial Officer and Treasurer, and other three most highly compensated executive officers who were serving as executive officers on December 31, 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Jeffery R. Gardner President and CEO	2012	998,615	5,199,553	1,215,000	465,075	117,107	7,995,350
	2011	991,000	6,536,104	1,738,246	389,362	132,747	9,787,459
	2010	991,000	3,517,827	2,242,347	472,454	106,108	7,329,736
Anthony W. Thomas CFO and Treasurer	2012	496,154	1,004,561	360,000	27,199	53,594	1,941,508
	2011	466,788	689,453	533,226	20,016	43,296	1,752,779
	2010	404,712	1,158,753	524,587	13,991	27,146	2,129,189
Brent Whittington COO	2012	631,923	1,392,297	457,200	14,279	74,879	2,570,578
	2011	612,981	1,078,301	690,387	10,508	81,834	2,474,011
	2010	593,269	1,640,334	868,881	7,344	76,654	3,186,482
John P. Fletcher EVP, General Counsel & Secretary	2012	496,154	1,034,753	360,000	-0-	59,611	1,950,518
	2011	470,288	816,113	533,226	-0-	54,129	1,873,756
	2010	436,298	1,376,457	637,180	-0-	30,501	2,480,743
Cynthia B. Nash Chief Information Officer	2012	371,154	483,854	236,250	-0-	26,949	1,118,207
	2011	345,962	400,210	294,677	-0-	26,987	1,067,836
	2010	317,308	788,297	318,590	-0-	16,363	1,440,558

(1)	The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The assumptions used in the calculation of these amounts are included in our audited consolidated financial statements for fiscal year 2012, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

As discussed in further detail in footnotes 1-3 and 8 to the Grants of Plan-Based Awards table below, the information provided in the Stock Awards column does not reflect the manner in which the Compensation Committee viewed or determined the equity compensation values for the named executive officers. Specifically, under applicable SEC rules, the grant date fair values for the performance-based restricted stock or units is calculated based on the stock price when the target for each performance period is set. As a result, from the standpoint of allocating compensation to a particular fiscal period for purposes of this column, there is a disparity between the value approved by the Compensation Committee and the amounts reported above for each of the periods set forth in the column. For a discussion of the values considered by the Compensation Committee when awarding equity compensation in 2012, see the section titled “Long Term Equity Based Incentive Awards” in the CD&A.

(2)	No options have been awarded by Windstream for any fiscal period.

(3)	These amounts represent payments made under the short term incentive plan on performance in 2012. The payments were paid on March 1, 2013. More discussion regarding the targets and results can be found on pages 21 and 22 of this document.

(4)	Amounts reflect increases in pension value only.

(5)

The amounts shown in this column are comprised of (i) company matching contributions under the Windstream 401(k) Plan and the Windstream 2007 Deferred Compensation Plan, (ii) imputed income for value over $50,000 of life insurance coverage provided by Windstream, (iii) the valuation of the individual’s personal use of the Company plane based on the incremental cost to Windstream of such usage, which primarily includes costs for fuel, maintenance charges allocable to such use, and contract-pilot charges and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots and other general charges related to ownership of the aircraft, and (iv)

other is predominately made up of healthy rewards program incentives and cell phone allowances, in each case for and on behalf of the named officers as follows:

Name	Year	Company Contributions to Plans	Imputed Life Insurance, Aircraft Use, and Other	Total
Jeffery R. Gardner	2012	114,334	2,773	117,107
	2011	129,334	3,413	132,747
	2010	103,763	2,345	106,108
Anthony W. Thomas	2012	39,443	14,151	53,594
	2011	39,608	3,688	43,296
	2010	24,440	2,706	27,146
Brent Whittington	2012	52,892	21,987	74,879
	2011	59,263	22,571	81,834
	2010	68,849	7,805	76,654
John P. Fletcher	2012	41,175	18,436	59,611
	2011	44,272	9,857	54,129
	2010	28,141	2,360	30,501
Cynthia B. Nash	2012	26,633	316	26,949
	2011	26,559	428	26,987
	2010	14,751	1,612	16,363

Information On Plan-Based Awards

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Windstream during 2012 to the individuals named below. All equity grants made in 2012 were made pursuant to the Amended and Restated 2006 Equity Incentive Plan. All non-equity grants made in 2012 were made pursuant to Windstream’s short-term cash incentive plans described in the CD&A.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (6)	Grant Date Fair Value of Stock and Option Awards ($) (8)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffery R. Gardner	2/7/12	675,000	1,350,000	2,700,000	54,931(1)	109,861(1)	164,792(4)		2,050,006
	2/7/12				45,558(2)	91,116 (2)	136,674(5)		1,700,225
	2/7/12					116,504(3)			1,449,322
								-0-
Anthony W. Thomas	2/7/12	200,000	400,000	800,000	10,317(1)	20,633 (1)	30,950 (4)		385,012
	2/7/12				5,062 (2)	10,124 (2)	15,186 (5)		188,913
	2/7/12					8,090 (3)			100,640
								26,527 (7)	329,996
Brent Whittington	2/7/12	254,000	580,000	1,016,000	14,068(1)	28,135 (1)	42,203 (4)		524,999
	2/7/12				6,327 (2)	12,655 (2)	18,982 (5)		236,142
	2/7/12					14,563 (3)			181,164
								36,173 (7)	449,992
John P. Fletcher	2/7/12	200,000	400,000	800,000	10,317(1)	20,633 (1)	30,950(4)		385,012
	2/7/12				5,062 (2)	10,124 (2)	15,186 (5)		188,914
	2/7/12					10,517 (3)			130,831
								26,527 (7)	329,996
Cynthia B. Nash	2/7/12	131,250	262,500	525,000	4,689 (1)	9,378 (1)	14,067(4)		174,993
	2/7/12				2,531 (2)	5,062 (2)	7,593 (5)		94,457
	2/7/12					5,177 (3)			64,402
								12,058 (7)	150,002

(1)

These amounts represent one-third (1/3) of the threshold and target amounts of an award of performance-based restricted stock units (or PBRSUs) granted to the named executive officer in 2012 that vest ratably over a three-year period with each year set as a separate performance period. The Compensation Committee sets the threshold and target Adjusted OIBDA amount each year during the three-year vesting period. Pursuant to SEC rules and applicable accounting rules, because the Compensation Committee sets the annual performance targets at the start of each respective performance period, only the grant date fair value of the portion of the grant subject to a particular performance period is reported in this table, which results in a disparity between the annual grant values approved by the Compensation Committee and the amounts reported above.

Accordingly, these amounts represent only the first tranche of the total grant of PBRSUs in 2012 (i.e., the portion of the 2012 grant allocated to the 2012 performance period). The aggregate target amount of the first, second and third tranches of the 2012 grant of PBRSUs is referred to herein as the “Total Target Amount.”

(2)	These amounts represent one-third (1/3) of the threshold and target amounts of an award of performance-based restricted stock units (or PBRSUs) granted to the named executive officer in 2011 that vest ratably over a three-year period with each year set as a separate performance period. The Compensation Committee sets the threshold and target Adjusted OIBDA amount each year during the three-year vesting period. As stated above, pursuant to SEC rules and applicable accounting rules, because the Compensation Committee sets the annual performance targets at the start of each respective performance period, only the grant date fair value of the portion of the grant subject to a particular performance period is reported in this table, which results in a disparity between the annual grant values approved by the Compensation Committee and the amounts reported above.

Accordingly, these amounts represent only the second tranche of the total grant of PBRSUs in 2011 (i.e., the portion of the 2011 grant allocated to the 2012 performance period).

(3)	These amounts represent the third tranche of performance-based restricted stock granted to the NEO in 2010, which vests ratably over a three-year period with each year set as a separate performance period. The Compensation Committee sets the performance goal each year during the three-year vesting period. As stated above, pursuant to SEC rules and applicable accounting rules, because the Compensation Committee sets the annual performance goals at the start of each respective performance period, the amounts represent only the tranche of the 2010 grants for which the performance goals were set for the 2012 performance period. The 2010 grants of performance-based restricted stock do not provide for a threshold payout; thus, the single estimated payout is reported in the Target column.

(4)	While no additional amounts are awarded if actual Adjusted OIBDA exceeds the target performance goal, these amounts equal the sum of the target amount of the first tranche of the 2012 grant of PBRSUs plus one-third (1/3) of the Overachievement Amount (as defined below). Pursuant to the 2012 grant of PBRSUs, each NEO is entitled to receive an additional number of shares following completion of the three-year vesting period equal to 50% of his/her Total Target Amount (the “Overachievement Amount”) if (i) Windstream’s total stockholder return exceeds 75% of the S&P 500 during the vesting period, and (ii) at least 92% of the Adjusted OIBDA goal is met in each of the three fiscal performance periods covered by the three-year vesting period.

(5)	While no additional amounts are awarded if actual Adjusted OIBDA exceeds the target performance goal, these amounts equal the sum of the target amount of the second tranche of the 2011 grant of PBRSUs plus one-third (1/3) of the Overachievement Amount. Pursuant to the 2011 grant of PBRSUs, each NEO is entitled to receive the Overachievement Amount following completion of the three-year vesting period if (i) Windstream achieves revenue growth over the three-year vesting period of the 2011 grant, and (ii) at least 92% of the Adjusted OIBDA goal is met in each of the three fiscal performance periods covered by the three-year vesting period.

(6)	No options have been awarded by Windstream for fiscal years 2012, 2011 and 2010 to Messrs. Gardner, Thomas, Whittington, Fletcher or Ms. Nash.

(7)	Represents restricted stock granted to the NEO that will vest ratably in one-third (1/3) annual increments subject to continuous employment through February 15, 2015.

(8)	Represents the grant date fair value calculated in accordance with applicable standards for financial statement reporting purposes in accordance with FASB ASC Topic 718. The grant date fair values for the time-vesting restricted stock is determined on the closing stock price of Windstream Common Stock on the date of grant. The grant date fair values of the performance-based equity awards and the Overachievement Amount are based on the stock price of Windstream Common Stock on the date of the grant, which is considered the date the performance targets were set. Shares related to the 2012 and 2011 overachievement amounts cliff vest in 2014 and 2013, respectively, if at all, based on the performance criteria described above. Because the overachievement amounts are conditioned upon achievement of at least the threshold level of the Adjusted OIBDA goal set by the Compensation Committee at the start of each performance period, only one-third (1/3) of the overachievement shares related to both the 2012 and 2011 criteria were included in the grant date fair value calculation.

The following table shows information regarding outstanding awards under the Windstream equity incentive plans held by the individuals named below as of December 31, 2012. All awards represent grants of restricted stock under the Equity Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Stock Awards (1)
	Time-Based Vesting Restricted Stock		Performance-Based Vesting Restricted Stock
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jeffery R. Gardner	151,860 (7)	1,257,401	317,481 (3)	2,628,743
			337,650 (4)	2,795,742
			274,650 (5)	2,274,102
2012 Total	151,860	1,257,401	929,781	7,698,587
Anthony W. Thomas	27,057 (6)	224,032	38,847 (3)	321,653
	18,966 (7)	157,038	45,942 (4)	380,400
	8,842 (8)	73,212	51,580 (5)	427,082
	65,217 (9)	539,997
2012 Total	120,082	994,279	136,369	1,129,135
Brent Whittington	39,276 (6)	325,205	55,352 (3)	458,323
	24,713 (7)	204,624	59,773 (4)	494,916
	12,057 (8)	99,832	70,338 (5)	582,395
	65,217 (9)	539,997
2012 Total	141,263	1,169,658	185,463	1,535,634
John P. Fletcher	29,484 (6)	244,128	41,274 (3)	341,749
	18,966 (7)	157,038	45,972 (4)	380,400
	8,842 (8)	73,212	51,580 (5)	427,082
	65,217 (9)	539,997
2012 Total	122,509	1,014,375	138,796	1,149,231
Cynthia B. Nash	14,259 (6)	118,065	19,617 (3)	162,429
	9,081 (7)	75,191	22,033 (4)	182,433
	4,019 (8)	33,277	23,445 (5)	194,125
	43,478 (9)	359,998
2012 Total	70,837	586,531	65,095	538,987

(1)	There are no outstanding awards of stock options for any NEO of Windstream.

(2)	Market value calculated using the closing price of Windstream Common Stock on December 31, 2012, which was $8.28.

(3)	Performance-based shares were scheduled to vest on February 15, 2013, if at all, based on achievement of performance objectives set by the Compensation Committee for fiscal 2012. As a result of actual performance in 2012, 100% of the shares reported vested on February 15, 2013.

(4)	Performance-based shares will vest February 15, 2014, if Windstream achieves the performance objectives set by the Compensation Committee for fiscal 2013. See section titled “2013 Compensation Actions” in the CD&A. Also includes overachievement shares related to the 2011 grant of PBRSUs as noted in footnote 5 of the “Grants of Plan-Based Awards” table.

(5)	Performance-based shares will vest on February 15, 2015, if Windstream achieves the performance objectives set for fiscal 2014, which have not yet been established by the Compensation Committee. Also includes overachievement shares related to the 2012 grant of PBRSUs as noted in footnote 4 of the “Grants of Plan-Based Awards” table.

(6)	Shares vested 100% on February 15, 2013.

(7)	Shares vest in full on February 15, 2014.

(8)	Shares vest in full on February 15, 2015.

(9)	Shares vest in full on August 15, 2013.

The following table shows information regarding the exercise or vesting of equity-based awards of Windstream during 2012 by the individuals named below.

OPTION EXERCISES AND STOCK VESTED

Name	Stock Awards (1)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jeffery R. Gardner	345,710	4,290,261
Anthony W. Thomas	46,016	571,059
Brent Whittington	88,958	1,103,969
John P. Fletcher	64,298	797,938
Cynthia B. Nash	31,028	385,057

(1)	Windstream does not grant stock options and therefore had no option exercises by any NEO in 2012.

(2)	Shares vested on February 15, 2012 with a closing price of $12.41.

Pension Benefits

The following is a brief summary of the material terms of the retirement plans maintained by Windstream.

Windstream Pension Plan.  Windstream maintains the Windstream Pension Plan (“Pension Plan”), which is a tax-qualified defined benefit plan. The Pension Plan generally covers salaried and non-salaried employees of Windstream and those subsidiary companies that have adopted the Pension Plan. Accruals are frozen for non-bargaining employees. No named executive officers are eligible for continuing accruals under the Pension Plan as of the end of 2012.

The Pension Plan’s accrued benefit is payable in the form of a monthly life annuity following normal retirement at age 65 (or, if later, at five years of service or at the fifth anniversary of participation). The accrued benefit is also payable in a monthly life annuity following early retirement at or after age 55 with at least 20 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 60) or at or after age 60 with 15 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 65 for a participant whose benefit commences before age 62). As of the end of 2012, no named executive officers satisfied the foregoing age and service requirements to commence receipt of an early retirement benefit under the Pension Plan.

For deferred vested participants (i.e. those who terminate employment before early retirement), the accrued benefit is payable in a monthly life annuity beginning at normal retirement age. If a deferred vested participant has 15 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 60 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65), and, if the deferred vested participant has at least 20 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 55 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65).

For a participant eligible for normal retirement or early retirement, payment is also available in actuarial equivalent joint and surviving spouse annuities, which provide a reduced monthly amount for the participant’s life with the surviving spouse receiving 50%, 75% or 100%, as elected, of the reduced monthly amount, or in an actuarial equivalent 10-year certain-and life annuity, which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 years of benefit commencement, with payments to a designated beneficiary for the remainder of the 10-year certain period. For a married deferred vested participant, payment is also available in the form of an actuarial equivalent joint and 50% or 75% surviving spouse annuity, as elected. If a vested participant dies before benefit commencement, an annuity generally is payable to the participant’s surviving spouse in an amount based on the joint and 50% surviving spouse annuity that would have been payable to the participant beginning on the later of when the participant died or would have been eligible to commence a benefit.

Under the Pension Plan, post-January 1, 1988 through December 31, 2005 service (December 31, 2010 service for employees who had attained age 40 with two years of vesting service as of December 31, 2005) is credited at 1% of compensation, including salary, bonus and other non-equity incentive compensation, plus 0.4% of that part of the participant’s compensation in excess of the Social Security taxable wage base for such year. Service prior to 1988, if any, is credited on the basis of a percentage of the participant’s highest consecutive five-year average annual salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by 0.05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year. In addition, participants receive an additional credit of 0.25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years of credit, plus an amount equal to 0.4% of the amount by which the participant’s pre-1988 career average annual base salary (three highest years) exceeds his or her Social Security covered compensation, multiplied by his years of pre-1988 credited service.

Windstream Benefit Restoration Plan.  The Windstream Benefit Restoration Plan (“BRP”) contains an unfunded, unsecured pension benefit for a group of highly compensated employees whose benefits are reduced due to the IRS compensation limits for qualified plans. This plan was established by Alltel and assumed by Windstream at the spin-off. As with the Pension Plan, accruals are frozen for employees. No named executive officers continued to be eligible for accruals in the pension benefit of the BRP as of the end of 2012. The pension benefit under the BRP is calculated as the excess, if any, of (x) the participant’s Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65) without regard to the IRS compensation limit ($250,000 for 2012) over (y) the participant’s regular Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65 regardless of the actual form or timing of payment). If the participant has not attained age 65 on the date his benefit is scheduled to commence, the BRP benefit is reduced to the extent as the Pension Plan benefit would have been reduced as in effect on December 31, 2012. For purposes of the preceding calculations, compensation has the same meaning provided in the foregoing description of the Pension Plan. The payment of a participant’s retirement benefit under the BRP shall commence as of the first day of the first month following the later of (i) his 60th birthday or (ii) the six-month anniversary of the participant’s separation from service. Benefits are paid over the life of the participant if the participant is alive when benefits commence or over the life of the spouse if the benefit is paid as a pre-retirement death benefit. The benefit will be paid in one lump sum payment if the actuarial present value is less than $30,000. To the extent permitted by the IRC Section 409A, the Benefits Committee comprised of the Chief Financial Officer and Treasurer, Chief Operating Officer, Executive Vice President-Chief Human Resources Officer and Vice President-Benefits, authorized by the Board of Directors to manage the operation and administration of all employee benefit plans, including non-qualified plans, may direct that the benefit be paid in an alternative form provided that it is the actuarial equivalent of the normal form of benefit so that the BRP benefit is paid in the same form as the Pension Plan benefit. None of the named executive officers were yet eligible to commence their benefit under the BRP as of the end of 2012.

The following table shows certain information regarding benefits under the Windstream Pension Plan and Benefit Restoration Plan as of December 31, 2012 for the individuals named below.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Jeffery R. Gardner	Pension Plan	12	346,821	-0-
	Benefit Restoration Plan	-	2,484,749	-0-
Anthony W. Thomas	Pension Plan	7	108,441	-0-
	Benefit Restoration Plan	-	9,257	-0-
Brent Whittington	Pension Plan	3.5	54,124	-0-
	Benefit Restoration Plan	-	7,664	-0-
John P. Fletcher	Pension Plan	-	-	-
	Benefit Restoration Plan	-	-	-
Cynthia B. Nash	Pension Plan	-	-	-
	Benefit Restoration Plan	-	-	-

(1)	Each NEO’s number of years credited service recognizes only prior years of service under the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan.

(2)	The present value of accumulated benefits includes the present value of the benefits transferred from the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan as part of the spin-off. The present value of accumulated benefits was calculated based on retirement at age 60 with 20 years of credited service, current compensation as of December 31, 2012, no pre-retirement decrements, the RP-2000 combined healthy mortality table (projected to 2013), and a 3.85% discount rate, which is the same rate used for preparing Windstream’s consolidated financial statements.

Non-Qualified Deferred Compensation

The Windstream 2007 Deferred Compensation Plan (the “2007 Plan”) is a non-qualified deferred compensation plan offered to executive officers and other key employees. Participants may defer up to 25% of base salary and 50% of bonus. The 2007 Plan also allows Windstream to make discretionary contributions to the 2007 Plan to replace contributions that Windstream is limited from making to its 401(k) qualified plan as a result of limits imposed by the Internal Revenue Code.

These discretionary contributions equal the amount that could have been credited to the executive officers as a matching contribution under Windstream’s 401(k) plan had compensation not been limited under the 401(k) plan by the Internal Revenue Code, plus the amount, if any, by which the executive officer’s matching contribution under the Windstream 401(k) plan is reduced due to the executive officer’s contributions to the 2007 Plan. Participant accounts are credited with earnings based on a portfolio of investment funds.

Payments are made under the 2007 Plan in cash at certain future dates as specified by the participants or upon separation of service.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Windstream Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2012 ($) (3)(4)(5)
Jeffery R. Gardner	99,861	119,534	113,560	-	1,539,617
Anthony W. Thomas	182,922	29,808	30,526	-	361,293
Brent Whittington	-	49,463	109,465	-	969,469
John P. Fletcher	-	34,472	3,517	-	124,094
Cynthia B. Nash	-	16,759	2	-	49,388

(1)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(2)	There were no “above-market earnings” for 2012 and therefore none of these amounts were included in the Summary Compensation Table.

(3)	Balances are paid following termination or upon a date chosen by participant, subject to compliance with Section 409A of the Internal Revenue Code.

(4)	All amounts contributed by a named executive officer and Windstream in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he/she was a named executive officer for purposes of the SEC’s executive compensation disclosure.

(5)	In addition to the amounts described in footnotes (1) and (4) above, the amount shown in this column includes amounts reported as compensation for each of the NEOs in the Summary Compensation tables in prior years.

Potential Payments Upon Termination or Change-in-Control

Windstream has entered into certain agreements and maintains certain plans and arrangements that require Windstream or its successors to pay or provide certain compensation and benefits to its named executive officers in the event of certain terminations of employment or a change-in-control of Windstream. The estimated amount of compensation and benefits payable or provided to each named executive officer in each situation is summarized below, assuming that the triggering event occurred on the last day of the 2012 fiscal year. The actual amounts that would be paid to each named executive officer upon certain terminations of employment or upon a change-in-control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below are in addition to the benefits to which the named executive officers would be entitled to receive upon termination of employment generally under the retirement plans and programs described in the sections above titled “Pension Benefits” and “Non-Qualified Deferred Compensation”. Please refer to those sections for a description of Windstream’s retirement plans and programs. This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Voluntary Termination Without “Good Reason” or Involuntary Termination For “Cause”

Windstream does not maintain any plans or arrangements that would provide benefits to its named executive officers solely as a result of a voluntary termination by a named executive officer without “good reason” or an involuntary termination by Windstream for “cause” (each as defined under the heading “Voluntary Termination for ‘Good Reason’ or Involuntary Termination without ‘Cause’” immediately below).

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Windstream has entered into an Employment Agreement only with Mr. Gardner. Under the Employment Agreement, if Windstream or its affiliates terminated Mr. Gardner’s employment without “cause” (as defined below) or if Mr. Gardner terminated his employment with Windstream or its affiliates for “good reason” (as defined below) on December 31, 2012, then Windstream would have been obligated to pay Mr. Gardner, in a lump sum, approximately $2,996,000. This severance benefit under the Employment Agreement equals three times his annual base salary.

The Employment Agreement provides that upon termination of employment for any reason, Mr. Gardner is prohibited from soliciting employees or customers or competing against Windstream for a one-year period and is subject to confidentiality and non-disparagement restrictions. Moreover, he is required to sign a release of all claims against Windstream prior to receiving severance benefits under the agreement.

For purposes of the Employment Agreement, the term “cause” generally means (i) the willful failure by Mr. Gardner substantially to perform his duties to Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of Mr. Gardner for any felony; (iii) gross negligence or willful misconduct by Mr. Gardner that is intended to or does result in his substantial personal enrichment or a material detrimental effect on the reputation or business of Windstream or any affiliate; (iv) a material violation by Mr. Gardner of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by Mr. Gardner of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by Mr. Gardner that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by Mr. Gardner of any non-solicitation, non-disparagement or confidentiality restrictions.

For purposes of the Employment Agreement, the term “good reason” generally means the occurrence, without Mr. Gardner’s express written consent, of any one or more of the following: (i) any action of Windstream or its affiliates that results in a material adverse change in Mr. Gardner’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities; (ii) a material reduction by Windstream in Mr. Gardner’s compensation; (iii) the failure of the Board of Directors to nominate Mr. Gardner for election or re-election to the Board; or (iv) a material breach by Windstream of any provision of the Employment Agreement. Before Mr. Gardner may resign for “good reason”, Windstream must have an opportunity within 30 days after receipt of notice to cure the “good reason” condition(s). Notwithstanding the foregoing, in no event shall “good reason” occur as a result of the following: (i) a reduction in any component of Mr. Gardner’s compensation if other components of his compensation are increased or a substitute or alternative is provided so that his overall compensation is not materially reduced; (ii) Mr. Gardner does not earn cash bonuses or benefit from equity incentives awarded to him because the performance goals or targets were not achieved; and (iii) the suspension of Mr. Gardner for the period during which the Board of Directors is making a determination whether to terminate him for cause.

Death or Disability

Windstream would have been obligated to provide each of the executive officers listed below (or his/her beneficiary) with the following estimated payments in the event that he/she had died or become “disabled” (as defined below) while employed with Windstream on December 31, 2012.

Name	Accelerated Vesting of Restricted Shares (1) ($)	Accelerated Vesting of Annual Incentive Compensation (2) ($)	Total for Death or Disability ($)
Jeffery R. Gardner	6,459,866	1,215,000	7,674,866
Anthony W. Thomas	1,741,425	360,000	2,101,425
Brent Whittington	2,198,679	457,200	2,655,879
John P. Fletcher	1,781,616	360,000	2,141,616
Cynthia B. Nash	946,172	236,250	1,182,422

(1)	The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s Common Stock on December 31, 2012 of $8.28 per share.

(2)	These amounts reflect actual 2012 payouts, which are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Accelerated Vesting of Restricted Shares.  In the event that an executive officer listed above died or became permanently disabled (as determined by the Compensation Committee in its sole discretion) while employed with Windstream, then his or her unvested restricted stock or performance-based restricted stock or units would immediately vest in full.

Performance Incentive Compensation Plan.  During 2012, each of the named executive officers participated in the Performance Incentive Compensation Plan, which is an annual bonus plan. If either an executive died or became “disabled” during the year, then his or her 2012 annual bonus under the Performance Incentive Compensation Plan would have been pro-rated on the basis of the ratio of the number of days of participation during the plan year to the number of days during the plan year and paid by Windstream in a lump sum following the end of the year. For this purpose, the term “disability” means incapacity resulting in the executive being unable to engage in gainful employment at his or her usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity resulting from a felonious enterprise; chronic alcoholism or addiction to drugs or abuse; and self-inflicted injury or illness.

Change-in-Control

Windstream does not maintain any plans or arrangements that would provide benefits to the NEOs solely as a result of a change-in-control (a single trigger).

Change-in-Control Agreements. Effective January 1, 2013, Windstream entered into a new form of change-in-control agreement to replace and supersede the prior change-in-control agreement with its executive officers, including the NEOs. The terms of the current form of change-in-control agreement are generally the same as the prior form of change-in-control agreement, except that the new form of change-in-control agreement eliminates the tax gross-up provision applicable under certain circumstances under agreements entered into prior to 2009. The current form of change-in-control agreement does not provide for a gross-up payment to any of Windstream’s named executive officers to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code. Instead, under the current form of change-in-control agreement, if such excise taxes would be imposed, the executive will either receive all of the benefits to which he or she is entitled under the agreement, subject to the excise tax, or have his or her benefits under the agreement reduced to a level at which the excise tax will not apply, depending upon which approach would provide the executive with the greater net after-tax benefit.

Under the current change-in-control agreement, a covered executive would be entitled to certain severance benefits if, during the two-year period following a change-in-control (as defined below), Windstream terminates the executive’s employment without “cause” (as defined below) or the executive terminates his or her employment with Windstream for “good reason” (as defined below). In general, the executive officers would be entitled to receive, in a lump sum paid by Windstream or its successor, the following amounts pursuant to the change-in-control agreements:

•

Three times for Messrs. Gardner, Thomas, Whittington and Fletcher and two times for Ms. Nash the sum of the executive’s base salary and target annual incentive compensation (in each case, as in effect on the date of the change-in-control, or if higher, on the date of termination);

•	Pro-rated amount of target annual incentive compensation for the year of termination;
•	A cash equivalent for three years for Messrs. Gardner, Thomas, Whittington and Fletcher and two times for Ms. Nash of health care premiums; and
•	Outplacement services with a value of no more than $50,000 for Messrs. Gardner, Thomas, Whittington and Fletcher or $25,000 for Ms. Nash.

Terminated executives are prohibited from soliciting employees or customers or competing against Windstream or the acquiring or successor entity for a one-year period and are subject to a confidentiality restriction. Moreover, a terminated executive is required to sign a release of all claims against Windstream and the acquiring or successor entity prior to receiving severance benefits under the change-in-control agreement.

The Compensation Committee believes these benefits are consistent with market practice and fit into the overall compensation packages to sufficiently attract and retain talent. Windstream is protected by the non-competition provisions of the arrangements and by having these benefits, senior executives are not discouraged from pursuing the best alternative for long-term value for shareholders, which might include potential change-in-control transactions.

Accelerated Vesting of Restricted Shares. All unvested restricted stock or performance-based restricted stock or units held by the named executive officers listed above would have become vested if a change-in-control (as defined below) occurred on December 31, 2012 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his or her employment with Windstream for “good reason” (as defined below) following such change-in-control.

Definitions. For purposes of the Change-in-Control Agreements and the restricted shares described above for all executive officers, the following terms have the meanings set forth below:

•

Change-in-control.  A change-in-control generally means any of the following: (i) an acquisition of 50% or more of Windstream’s Common Stock; (ii) a change in the membership of Windstream’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of more than 50% of Windstream’s assets in which any one of the following is true: Windstream’s pre-transaction shareholders do not hold at least 50% of the combined enterprise; there is a 50%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in Windstream); or the members of Windstream’s board of directors

(immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholders approve a complete liquidation of Windstream.

•

Cause.  In general a termination is for cause if it is for any of the following reasons: (i) the willful failure by the executive substantially to perform his duties with Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of the executive for any felony; (iii) the willful misconduct by the executive that is demonstratively and materially injurious to Windstream or its affiliates, monetarily or otherwise; (iv) a material violation by the executive of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by the executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by the executive that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by the executive of any non-solicitation or confidentiality restrictions.

•

Good Reason.  In general a termination by the executive is for good reason if it is for any of the following reasons: (i) the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer or a substantial adverse change in the nature or status of the executive’s responsibilities; (ii) a reduction by Windstream in the executive’s annual base salary; (iii) the relocation of the principal executive offices of Windstream by more than 35 miles or Windstream’s requiring the executive to be based anywhere other than its principal executive offices; (iv) the failure by Windstream to pay to the executive any portion of the executive’s current compensation, deferred compensation or business expense reimbursements; (v) the failure by Windstream to continue in effect any compensation plan in which the executive participates unless an equitable alternative arrangement has been made, or the failure by Windstream to continue the executive’s participation in those plans; (vi) the failure by Windstream to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of Windstream’s retirement, welfare and fringe benefit plans; (vii) any purported termination by Windstream of the executive’s employment that is not effected in accordance with the terms of the Change-in-Control Agreement; or (viii) any failure by Windstream to require the successor to assume the agreement.

Qualifying Termination Following Change-in-Control

Each executive officer listed below would have been entitled to the following estimated payments and benefits from Windstream or its successor if a change-in-control (as defined below) occurred on December 31, 2012 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his or her employment with Windstream for “good reason” (as defined below) immediately following such change-in- control.

Name	Cash Severance ($) (1)	Pro-Rated Bonus	Cash Equivalent for Health Care Premiums ($)	Outplacement Services ($)	Excise Tax Gross-Up ($)	Accelerated Vesting of Restricted Shares (2) ($)	Total on a Qualifying Termination Following a Change-in-Control ($)
Jeffery R. Gardner	7,050,000	1,350,000	52,614	50,000	-0-	6,459,866	14,962,480
Anthony W. Thomas	1,800,000 (3)	400,000	34,606	25,000 (3)	-0-	1,741,425	4,001,031
Brent Whittington	3,429,000	508,000	52,614	50,000	-0-	2,198,679	6,238,293
John P. Fletcher	2,700,000	400,000	47,973	50,000	-0-	1,781,616	4,979,589
Cynthia B. Nash	1,275,000	262,500	20,572	25,000	-0-	946,172	2,529,244

(1)	This amount includes the annual incentive compensation for the year of termination, which is reflected in the Grants of Plan-Based Awards Table. Actual 2012 payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s Common Stock on December 31, 2012 of $8.28 per share.

(3)	The amounts disclosed for Mr. Thomas represent the amounts stipulated by the change-in-control agreement that was in place as of December 31, 2012. A new change-in-control agreement was put in place for Mr. Thomas as of January 1, 2013. Mr. Thomas is now eligible for a sum of three times his base salary and target annual incentive compensation and $50,000 for outplacement services.

Clawback Policy. Windstream has a clawback policy that requires executive officers to repay or forfeit performance-based compensation under certain conditions. Effective January 1, 2013, the policy covers the following types of compensation: annual or short-term incentive compensation, performance-based restricted stock or units, other performance-based compensation, and such other compensation as may be designated by resolution to be subject to the policy. The policy does not cover time-based restricted stock or severance benefits awarded under a change-in-control agreement. Under the policy, each executive officer is required to forfeit or repay covered compensation, to the fullest extent permitted by law, if all of the following conditions are met: (i) Windstream financial statements filed during an executive officer’s employment become subject to a restatement; (ii) the Board determines that fraud caused or significantly contributed to the need for the restatement; (iii) the Board determines that the restatement applies to the covered compensation; and (iv) the Board determines in its sole discretion that it is in the best interests of Windstream and its stockholders for the executive officer to repay the covered compensation. The policy is limited to compensation that is vested or paid based on the achievement of financial results that subsequently become subject to restatement. The Board can determine that a restatement applies to covered compensation if the vesting or payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement, and the amount of compensation that would have been received by the executive officer had the financial results been properly reported, after giving effect to the restatement, would have been lower than the amount actually received. Each executive officer is required to sign an agreement that he or she has received, read and understood the policy. In addition, the policy provides that repayment and forfeiture remedies are not the exclusive remedies and that Windstream may pursue every other right or remedy at law or in equity available.

Risks Presented by Windstream’s Compensation Programs

As required by SEC rules, Windstream has assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on Windstream. To the extent that Windstream’s compensation programs create a potential misalignment of risk incentives, Windstream believes that it has more than adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include strong internal controls over financial reporting, robust stock ownership guidelines, a clawback policy for senior executives, and a three year vesting cycle for equity-based compensation. The result is a strong alignment between the interests of management and shareholders. Windstream also engages in an annual risk assessment process that is conducted by Windstream’s Internal Audit Department. The results of this risk assessment are reported annually to Windstream’s Audit Committee and full Board of Directors, and this assessment is designed in part to identify any activities that create improper risks to Windstream.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee consisted of Messrs. Beall (Chairman), Foster and Montgomery. All members of the Compensation Committee during 2012 were independent directors, and no member was an officer or employee of Windstream or a former officer of Windstream. No member of the Compensation Committee serving during 2012 had any relationship requiring disclosure under the section titled “Certain Relationships and Related Transactions” in this Proxy Statement. During 2012, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on either our Compensation Committee or our Board of Directors.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, the Board of Directors is providing stockholders of Windstream the opportunity to vote on the following advisory (non-binding) resolution:

“Resolved, that the compensation paid to Windstream’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

At the 2011 Annual Meeting of Stockholders, stockholders were provided an advisory (non-binding) vote on the frequency at which stockholder advisory votes on executive compensation (like this Proposal No. 2) should be held. Consistent with the recommendation of the Board of Directors, approximately eighty-four percent (84%) of votes cast at the 2011 Annual Meeting were cast in favor of holding shareholder advisory votes on executive compensation on an annual basis. Accordingly, Windstream has determined to hold such votes on an annual basis, and the next advisory vote to approve Windstream’s compensation of its named executive officers will be held at the 2014 Annual Meeting of Stockholders.

As described in the Compensation Discussion and Analysis, our executive compensation philosophy, policies, and practices are designed to:

•	Provide a high correlation between pay and performance;
•	Align management’s interests with the long-term interests of Windstream’s stockholders; and
•	Provide competitive compensation and incentives to attract and retain key executives.

Our core program consists of base salary, annual cash incentives and long-term equity incentives.

The following is a summary of key considerations that stockholders should take into account when assessing our executive compensation program:

•

Windstream’s vision is to become the premier enterprise communications and services provider in the United States while maintaining our strong, stable consumer business. Our goal is to generate solid and sustainable cash flow over time, and we return a significant portion of this cash flow to our shareholders through our current dividend practice.

•

We believe that Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA) is the best measure of our ability to generate solid and sustainable cash flow over the long-term, which is why we include Adjusted OIBDA as a key performance objective for our short-term and long-term incentive plans.

•

Our 2012 compensation reflected our mixed operating results by paying short-term incentive payouts below target. Our stock price decline also impacted 2012 compensation by providing a lower value to executives upon vesting of their equity awards compared to their grant value. In addition, because our executives are required to own a significant amount of company stock, the value of our executive’s total stock holdings declined during the year.

•

The Compensation Committee’s 2013 compensation decisions for NEOs included (a) no increases to base salaries, (b) no increases to short-term incentive opportunities, (c) no increases in the long-term incentive grant values, and (d) the addition of dividend payout ratio as a measure in the short-term incentive plan to strengthen the focus and accountability for preserving the cash flow necessary to fund the Company’s dividend.

The Board of Directors values and encourages constructive dialogue on compensation and other important governance topics with Windstream’s stockholders, to whom it is ultimately accountable. The Board of Directors requests stockholder approval of Windstream’s overall executive compensation philosophy, policies and practices. Although your vote is advisory and will not be binding upon Windstream or the Board of Directors, nor will it create or imply any change in the fiduciary duties of Windstream or the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

APPROVAL OF PROPOSAL NO. 2.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 2 UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit Windstream’s consolidated financial statements for the fiscal year ending December 31, 2013. Windstream is submitting to the stockholders for ratification at the Annual Meeting the selection of PwC as Windstream’s independent auditors for 2013, although neither the Board of Directors nor its Audit Committee maintains a policy requiring Windstream to seek stockholder ratification of the independent auditor selection. PwC served as Windstream’s independent auditor in connection with the audits of the 2011 and 2012 fiscal years. Information regarding PwC’s fees for 2011 and 2012 is provided below under the caption “Audit and Non-Audit Fees.” Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

If the stockholders fail to ratify the appointment of PwC as Windstream’s independent registered public accountant, the Board will reconsider the appointment. However, even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Windstream and its stockholders.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

PROPOSAL NO. 3.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 3 UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL

The stockholder proposal, which follows, is a verbatim submission by the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund (who has notified Windstream that it is the beneficial owner of Windstream Common Stock valued at more than $2,000), whose address is 900 Seventh Street, N.W., Washington, D.C. 20001, for consideration by Windstream stockholders. All statements contained in the proposal are the sole responsibility of the Fund.

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

SUPPORTING STATEMENT

Windstream Corporation (the “Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.

According to last year’s proxy statement, a termination without cause or an voluntary termination with good reason at the end of the 2011 fiscal year could have accelerated the vesting of $17.5 million worth of long-term equity to Windstream’s five senior executives, with Mr. Gardner, the President and CEO, entitled to $9.3 million out of a total personal severance package worth $17.4 million.

In this regard, we note that Windstream uses a “double trigger” mechanism to determine eligibility for accelerated vesting: (1) There must a change of control, which can occur as defined in the plan or agreement, and (2) Employment is terminated without cause or voluntarily for “good reason” as defined in the plan.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

Windstream maintains an equity-based compensation program for executive officers that is designed to provide long-term incentives, to better align the interests of executives with stockholders, and to provide a retention incentive. For the reasons outlined below, we believe this proposal would conflict with and potentially undermine these objectives of our equity-based compensation program.

We believe the following design features of our equity compensation program adequately address the concerns raised by the proponent and render adoption of the proposal unnecessary:

—	No equity awards vest solely upon signing, receipt of shareholder approval, or consummation of a change-in-control transaction (i.e., no single-trigger vesting);

—

As stated in the proposal, all awards to senior executives have a double-trigger vesting provision, which means vesting does not occur unless both (1) the change-in-control transaction is consummated and (2) the executive’s employment is terminated following the transaction. Additionally, the first trigger is tied to consummation (and not signing or shareholder approval) of a change-in-control transaction;

—	No awards vest unless the executive’s position is eliminated in a qualified manner (i.e., termination by the company without cause, or resignation by the executive for good reason);

—	No awards contain a window period provision that vest the award if the executive resigns within a specified time period following closing of a change-in-control transaction; and

—

Our change-in-control agreements with executive officers limit the amount of all change-in-control severance benefits (including the value of any unvested equity awards) so that they do not exceed the applicable limit under 280G of the Internal Revenue Code, and no executives are eligible for gross-up or reimbursement of any excise taxes.

Windstream believes that it is appropriate for equity-based compensation to vest under this qualified double-trigger framework because, in most change-in-control transactions, senior executive positions of the target company are eliminated as duplicative following the closing of the transaction. As a result of these alternative scenarios, if compensation programs are not properly designed, the risk of loss of a substantial portion of executive compensation can discourage management from pursuing the best alternatives for creating long-term value for shareholders, including a potential change-of-control transaction, while encouraging pursuit of alternatives more likely to result in longer term employment of the executive team. Due to this potential conflict, we believe that well-designed change-in-control arrangements are an important measure to align management’s interests with stockholders. The conflict is potentially greater at Windstream due to the substantial amount of merger and acquisition activity that occurs in our sector, as well as Windstream’s practice of allocating a substantial percentage of each executive’s annual total direct compensation to equity compensation.

One unintended consequence of adopting the proposal would be to undermine the retention incentive of equity awards, as management would face the prospect of forfeiture of all or a substantial portion of their equity awards in the event of a change-in-control. The need for this retention incentive is heightened during the pendency of a change-in-control, as a target company needs a motivated executive team to continue to operate the business during the period between signing and closing. The need for this retention incentive is especially great in Windstream’s industry due to the significant time periods that can elapse before obtaining regulatory approvals for a transaction. We note that none of the companies cited by the proponent as adopting its proposal is a company operating in Windstream’s sector, and adoption of this policy could disadvantage Windstream within its sector.

If Windstream were to pursue a change-in-control transaction, the Board of Directors would choose such alternative in the belief that it was the best path for creating long-term value for Windstream stockholders. Under those circumstances, the Board does not believe it is appropriate, or in the best interest of our stockholders for the reasons discussed above, for senior management to forfeit their unvested equity awards that represent a significant portion of their total annual compensation.

For these reasons, Windstream believes that this proposal is unnecessary and undesirable and could have adverse consequences for stockholders.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST”

PROPOSAL NO. 4.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” PROPOSAL NO. 4

UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

The stockholder proposal, which follows, is a verbatim submission by the CWA General Fund (who has notified Windstream that it is the beneficial owner of Windstream Common Stock valued at more than $2,000), whose address is 501 Third Street, N.W., Washington, D.C. 20001-2767, for consideration by Windstream stockholders. All statements therein are the sole responsibility of the Fund.

Shareholder Proposal

Resolved, that the shareholders of Windstream (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Supporting Statement

As long-term shareholders of Windstream, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Windstream contributed at least $309,000 in corporate funds between 2002 and 2012 (CQ: http://moneyline.cq.com and the National Institute on Money in State Politics: http://www.followthemoney.org).

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.

This shareholder proposal received over 43% of the yes-no votes from Windstream shareholders in 2012.

We urge your support for this critical governance reform.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

Windstream shares the proponents’ interest in transparency and accountability regarding corporate spending on political activities. In 2012, the Board of Directors adopted a disclosure policy that compares favorably with practices of the largest publicly traded companies and that is stronger than other major telecommunications providers. This policy was expanded in 2013 to provide additional disclosure about the company’s involvement in trade associations. To the extent our policy differs from the version submitted by the proponents, it is in the level of detail, the format and the frequency of reporting. Windstream urges interested parties to review the following policy, as well as specific disclosure detail, all of which is posted on the Investor Relations portion of Windstream’s website (windstream.com/politics-transparency):

Windstream’s Board of Directors oversees corporate political spending. At least annually, Windstream will brief its Governance Committee on the company’s corporate political activity, including the spending of treasury funds and funds from the Windstream Corporation political action committees. Further, prior to funding any independent expenditure, Windstream shall obtain the approval of its Governance Committee.

Windstream is committed to transparency in its political activities. The company complies with federal and state regulatory reporting requirements, including required filings made with the Federal Election Commission (FEC) and analogous state entities. This information is supplemented by voluntary disclosures on Windstream’s Investor Relations website, thus offering shareholders and the public a comprehensive view of Windstream’s political activity.

Windstream has not funded independent expenditures and does not plan to fund independent expenditures as part of its political program. Consistent with its commitment to transparency, Windstream will be fully transparent if it funds independent expenditures in the future.

Windstream also provides transparency on its major trade associations memberships. We will post on our website the name of all trade associations receiving more than $50,000 a year in Windstream membership dues. In addition, for major trade associations that are not primarily engaged in telecommunications regulatory matters, Windstream will provide the annual payment amount for the preceding year.

Windstream is active in the governance of its major trade associations and encourages them to provide transparency for their political campaign contributions and to decline to make independent expenditures. Windstream will not, however, condition membership in a group or association based on the group or association’s policy on reporting independent expenditures.

By adopting its 2012 policy on corporate political spending and expanding its breadth in 2013, the Board of Directors affirmed that Windstream is committed to transparency and will be a leader in this space. The policy, coupled with the public website disclosures, have created a convenient mechanism for shareholders and the public to directly access Windstream’s official political spending records, as well as the governance framework that controls our corporate political spending activities. Through changes adopted this year, Windstream is going farther than many companies in disclosing trade association memberships.

The remaining difference in our policy and the proponents’ is the level of detail, format and frequency of reporting on political spending. For example, the proposal would require us to disclose membership dues paid to all trade associations without regard to the amount of the dues or the nature of activities conducted by the association. As noted above, we have amended our policy to provide transparency on our major trade association memberships. The company has four such memberships, listed on our Investor Relations website. Each is focused on telecommunications regulatory matters that are material and unique to our industry, such as inter-carrier compensation, universal service funding, and interconnection obligations between carriers. We believe our amended policy provides shareholders with sufficient information to confirm that our trade association memberships relate to ordinary course-of-business activities that do not raise the governance concerns suggested by this proposal.

For these reasons, Windstream believes that it has substantially achieved the goals of disclosure, transparency, and risk management and that any further actions suggested by this proposal are unnecessary.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST”

PROPOSAL NO. 5.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” PROPOSAL

NO. 5 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL

The stockholder proposal, which follows, is a verbatim submission by Mr. Kenneth Steiner (who has notified Windstream that he is beneficial owner of Windstream Common Stock valued at more than $2,000), whose address is 14 Stoner Ave., 2M, Great Neck, NY 11021, for consideration by Windstream stockholders. All statements therein are the sole responsibility of the proponent.

Proposal 6 – Simple Majority Vote Right

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included James McRitchie and Ray T. Chevedden. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, expressed concern regarding the pay of our executives including $9 million for our CEO Jeffery Gardner.

GMI said annual cash incentives pay for our highest paid executives was based on a single financial performance measure. In most cases, a mix of performance metrics is more appropriate, not just to prevent executives from being tempted to game results, but to ensure that they do not take actions to achieve one end that might ultimately damage another. Furthermore, long-term incentives were split even between performance- and time-based equity pay. To be effective, all equity pay given as a long-term incentive should include performance requirements.

Please encourage our board to respond positively to this proposal to protect shareholder value: Simple Majority Vote Right – Proposal 6.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors has carefully considered this proposal and believes that the existing voting standards under Windstream’s Amended and Restated Certificate of Incorporation (the “Windstream Certificate”) and Amended and Restated Bylaws (the “Windstream Bylaws”) are appropriate and necessary. The Board believes that extraordinary transactions and matters concerning Windstream’s corporate governance structure should have the support of a broad consensus of our stockholders in order to be approved, and our voting standards, some of which exceed the simple majority voting standard advocated by the proponent, ensure that such support exists when these matters are voted upon.

The Delaware General Corporation Law permits supermajority voting requirements, and a number of publicly traded companies incorporated in Delaware have adopted these provisions to preserve and maximize long-term value for all stockholders. Our supermajority voting standards, each of which was carefully selected, apply to a small number of important corporate governance matters, including:

(i)	amendments to certain provisions of the Windstream Certificate related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings by stockholders, the election to be covered by Section 203 of the Delaware General Corporation Law, and the procedures required to amend the Windstream Certificate; and
(ii)	amendments to certain provisions of the Windstream Bylaws related to bringing matters before an annual stockholder meeting, nominating and electing directors, filling vacancies on the board, and the procedures required to amend the Windstream Bylaws.

Virtually all other matters submitted to our stockholders for approval have a majority vote requirement. For example, the Windstream Bylaws require that, in an uncontested election, each director be elected by the affirmative vote of a majority of the votes cast for his or her election. Additionally, unless otherwise required by applicable law, the Windstream Certificate or the Windstream Bylaws, stockholder approval of any other matter (other than the election of directors) requires the affirmative vote of a majority of shares present and entitled to vote on the matter.

The Board believes that our voting standards do not “frustrate the will of our 66%-shareholder majority,” as the proponent alleges. Rather, our voting standards are intended to preserve and maximize the value of Windstream for all of our stockholders by protecting against the self-interested actions of a few large stockholders, many of whom may have agendas opposed to the long-term value of Windstream. Without these protections, it would be possible for an activist investor with self-serving interests or a group of minority stockholders to approve a significant change to corporate governance or an extraordinary transaction that may not be in the best interest of Windstream and that may be opposed by as many as half of our stockholders. Because stockholders do not have the same fiduciary duties as our directors, a group of short-term stockholders may act in their own self-interests to the detriment of other stockholders. Accordingly, the Board of Directors believes that our voting standards, which protect stockholders against the self-interested actions of short-term investors, should not be changed as proposed.

The proponent contends that this proposal “should also be evaluated in the context of our Company’s overall corporate governance.” We agree with this statement, and we believe that Windstream has a strong corporate governance as reflected by the following attributes:

—	7 of 9 (or over 75%) of our directors, and our Chairman of the Board, are independent;

—	The roles of Chairman and CEO have been separate positions since our formation in 2006;

—	Our executive compensation program was approved by over 92% of the votes of our stockholders in the annual “say-on-pay” vote conducted in 2012;

—	Our directors are elected pursuant to a majority voting standard and a director resignation policy for directors who fail to receive a majority vote.

This profile is reflected in our Corporate Governance Board Guidelines which are designed to enhance long-term stockholder value, align the interests of the Board and management with those of our stockholders, and promote high ethical conduct among our directors and employees. The independence of the Board is a key safeguard, and we believe our independent Board is in the best position to, among other things, evaluate and approve changes to Windstream’s corporate governance structure that it determines to be in the best interests of Windstream and its stockholders.

For all of these reasons, we believe that implementation of this proposal is not in the long-term best interests of our stockholders, will not enhance our corporate governance practices and could be harmful to stockholders in the future.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“AGAINST” PROPOSAL NO. 6.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” PROPOSAL NO. 6

UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Stockholders who intend to present proposals at the 2014 Annual Meeting of Stockholders, and who wish to have those proposals included in Windstream’s proxy statement for the 2014 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, no later than November 26, 2013. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for Windstream’s 2014 Annual Meeting.

Additionally, stockholders that desire to submit a proposal at the 2014 Annual Meeting outside the process established by SEC Rule 14a-8 (i.e., where the proposal will not be included in Windstream’s proxy statement for the 2014 Annual Meeting) must comply with the advance notice provisions in Windstream’s bylaws, the substantive and procedural requirements of which are more fully discussed below under the caption “Other Matters”. In order to comply with the advance notice provisions in Windstream’s bylaws, the stockholder must deliver written notice of the proposal to the Corporate Secretary at the address provided above no earlier than January 8, 2014 nor later than February 7, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Windstream has adopted a written policy for the review and approval of related party transactions. The Governance Committee is responsible for the review and approval of transactions covered by the policy, although transactions can also be approved by the disinterested members of the Board of Directors.

Under the policy and subject to the exceptions noted below, the Governance Committee or the Board must approve any transaction in which Windstream is a participant, the amount involved equals or exceeds $120,000, and the transaction is required to be disclosed under SEC rules regarding related party transactions. To be approved, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or is otherwise determined to be fair and in the best interests of Windstream. The persons covered by the policy are Windstream’s directors, director nominees, and executive officers, immediate family members of any of the foregoing, and any entity that is controlled by any of the foregoing persons.

During 2012, Windstream engaged Touchwood Technologies of Little Rock, Arkansas to perform information technology consulting services including website development and email fulfillment and paid Touchwood approximately $217,000 for these services. The brother of John Eichler, who is Vice President-Controller and an executive officer of Windstream, is an employee with Touchwood and performs services for Touchwood on engagements with Windstream. John Eichler has had no involvement in Windstream’s relationship with Touchwood or Windstream’s procurement decisions for this vendor. Windstream believes that the engagements with Touchwood are on market terms that are comparable or more favorable to those that could be obtained in arm’s length dealings with unrelated third parties. The Governance Committee of the Board of Directors approved the terms of the Touchwood engagement for 2012 in accordance with Windstream’s procedure for the review and approval of related party transactions involving officers.

Except for the foregoing, there were no commercial transactions between related parties and Windstream that required disclosure in this proxy statement.

Transactions covered by the policy do not include the provision of services, the sale of products or other transactions conducted by Windstream in the ordinary course of business and on terms generally available to employees or customers. Covered transactions also do not include an employment or service relationship involving a director or executive officer and any related compensation resulting from that relationship that is approved by Windstream’s Compensation Committee or is disclosed in the proxy statement pursuant to the SEC’s executive compensation rules. Additionally, covered transactions do not include employment relationships of immediate family members of executive officers as long as the immediate family member is not also an executive officer and is not related to the Chief Executive Officer or a director. Any employment relationships with immediate family members of executive officers that are not subject to the policy require the approval of the Chief Executive Officer. The Governance Committee also receives an annual report disclosing the terms of all related party transactions including transactions that do not require pre-approval by the Committee. The following is a summary of certain employment relationships occurring during 2012 involving Windstream, certain of its executive officers and certain members of their immediate family. Windstream believes the terms of the following employment relationships are comparable to terms that would have been reached by unrelated parties in arm’s-length transaction.

David Martin is the brother-in-law of Brent Whittington, who is Chief Operating Officer and an executive officer of Windstream. Mr. Martin served as a Vice President – Direct Sales for Windstream during 2012. For 2012, Windstream paid Mr. Martin total compensation of $312,455 comprised of salary, commissions, the value of restricted stock granted during

2012, relocation reimbursement, Company contribution to the Windstream 401K plan, and Windstream’s portion of healthcare premiums.

Wendy Raney is the wife of William Grant Raney, who served as Executive Vice President – Operations and an executive officer of Windstream until May 30, 2012. Ms. Raney served as Vice President of Customer Service for Windstream during part of 2012. For 2012, Windstream paid Ms. Raney total compensation of $297,221 comprised of salary, bonus, severance, the value of restricted stock granted during 2012, Company contribution to the Windstream 401K plan, Windstream’s portion of healthcare premiums.

Paul Kroger is the son-in-law of Michael Rhoda, who served as Senior Vice President – Regulatory Affairs and an executive officer of Windstream until June 2, 2012. Mr. Kroger served as a Sales Director for Windstream during 2012. For 2012, Windstream paid Mr. Kroger total compensation of $181,140, comprised of salary, commissions, auto allowance, relocation reimbursement, Company contribution to the Windstream 401K plan, and Windstream’s portion of healthcare premiums.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Windstream’s directors and executive officers, and persons who own more than ten percent of Windstream’s Common Stock, to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of that Common Stock. To Windstream’s knowledge, based solely upon a review of copies of reports provided by those individuals to Windstream and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2012, Windstream believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met, except that one Form 4 was filed late by John C. Eichler for one reportable transaction arising from the withholding of shares to satisfy the obligations arising from the vesting of an equity award.

ANNUAL REPORT

The 2012 Annual Report accompanies this proxy statement, which incorporates a copy of Windstream’s 2012 Form 10-K report, including the consolidated financial statements and the financial statement schedules thereto.

For stockholders who elect to receive proxy materials by mail and not electronic delivery, only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to such stockholders who share an address, unless Windstream has received contrary instructions from one or more of the stockholders. Windstream will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered by mail upon the written or oral request from that stockholder to Windstream at the address provided below or by calling (501) 748-7000. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate distribution by mail of Windstream’s proxy statement and Annual Report in the future and stockholders sharing an address and receiving by mail multiple copies of Windstream’s proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify Windstream at: Investor Relations, Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

AUDIT AND NON-AUDIT FEES

PricewaterhouseCoopers LLP (“PwC”) has been selected as Windstream’s independent auditors for 2013. Aggregate fees for professional services rendered by PwC for the years ended December 31, 2012 and 2011 were:

In thousands	2012	2011

Audit (a)	$3,201	$2,902
Audit-related (b)	61	103
Tax (c)	298	186
All other (d)	2	2
Total	$3,562	$3,193

(a)	Audit fees includes fees for the annual audit and quarterly reviews of the consolidated financial statements as well as attestation reports required by statute or regulation, comfort letters and consents in respect to Securities and Exchange Commission filings, and accounting and financial reporting consultations. The increase in 2012 audit fees is related to the additional work required by the Sarbanes Oxley Act, Section 404, for the PAETEC acquisition.

(b)	Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm and are not reported under “Audit Fees”. Excluded from the 2012 and 2011 amounts are $31,000 and $29,000, respectively, paid by the Windstream Pension Plan Trust for the audit of the Windstream Pension Plan.

(c)	Tax fees are principally comprised of fees for tax consulting services provided by PwC. The increase in 2012 tax fees is primarily due to work performed in connection with a study of acquisition costs and net operating losses related to the PAETEC acquisition.

(d)	All other fees are comprised of fees which cannot be associated with the categories previously noted.

In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered herein regarding “Audit-related fees”, “Tax fees” and “All other fees” was compatible with maintaining such independence. All services to be performed for Windstream by PwC must be pre-approved by the Audit Committee or a designated member of the Audit Committee pursuant to the Committee’s Pre-Approval Policies and Procedures. The Audit Committee’s pre-approval policy provides that Windstream may engage PwC for non-audit services (i) only if such services are not prohibited from being performed by PwC under the Sarbanes-Oxley Act of 2002 or any other applicable law or regulation and (ii) if such services are tax-related services, such services are one or more of the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies. The pre-approval policy provides that the Audit Committee, or any individual member of the Audit Committee who has been designated with authority to pre-approve audit or non-audit services to be performed by PwC, must pre-approve the engagement of PwC to perform such non-audit services, and any request for approval for PwC to perform a permitted non-audit service must be accompanied by a discussion of the reasons why PwC should be engaged to perform the services instead of an alternative provider. None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

OTHER MATTERS

The management and the Board of Directors of Windstream do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters.

Under Windstream’s Bylaws, nominations for director may be made only by the Board or by a Windstream stockholder who has delivered timely notice of such stockholder’s intent to make such nomination in writing to the Secretary of Windstream. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Windstream (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first.

The stockholder’s notice of nomination shall set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to the stockholder and any “stockholder associated person” (as such phrase is defined below) giving the notice (A) the name and address, as they appear on the Windstream’s books, of such stockholder and any stockholder associated person, (B) the class and number of shares of Windstream which are beneficially owned by such stockholder and also which are owned of record by such stockholder, (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such stockholder associated person with respect to any share of Windstream stock; and (3) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person, (B) the class and number of shares of Windstream which are beneficially owned by such person, (C) a representation that the stockholder is a holder of record of stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such nomination. A stockholder associated person means, with respect to a stockholder, (1) any person directly or indirectly controlling, controlled by or under common control with, or directly or indirectly acting in concert with, such stockholder and (2) any beneficial owner of shares of Windstream stock owned of record or otherwise by such stockholder

The Bylaws also provide that no other business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a Windstream stockholder entitled to vote who has delivered timely notice to Windstream. These requirements apply to any matter that a Windstream stockholder wishes to raise at an annual meeting other than in accordance with the procedures in SEC Rule 14a-8. For business to be properly brought before an annual meeting, such proposed business must constitute a proper matter for stockholder action. For a stockholder to provide timely notice of a proposed action, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Windstream, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made, whichever occurs first.

A stockholder’s notice of proposed business (other than director nominations) must set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, (2) the reason for conducting such business and any material interest of the stockholder and any stockholder associated person, individually or in the aggregate, including any anticipated benefit to the stockholder or stockholder associated person, (3) the name and address, as they appear on Windstream’s books, of the stockholder proposing such business and of any stockholder associated person, (4) the class and number of shares of Windstream Common Stock which are beneficially owned by the stockholder and by any stockholder associated person, (5) a representation that the stockholder is a holder of record of Common Stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal, and (7) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such stockholder associated person with respect to any share of Windstream stock.

All notices of stockholder nominations for director or other proposed business must be delivered in writing to the Corporate Secretary of Windstream at the principal executive offices of Windstream at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

Windstream will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of Windstream, personally or by telephone or electronic means. In the event the management of Windstream deems it advisable, Windstream may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by Windstream, in the event of such an engagement, likely would not exceed $20,000. Windstream will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with applicable regulations.

The material referred to in this proxy statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

IT IS IMPORTANT THAT ALL SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO VOTE AS SOON AS POSSIBLE ON THE INTERNET, BY TELEPHONE, OR BY MAIL.

Dated: March 26, 2013	By Order of the Board of Directors,
John P. Fletcher,
Secretary

Annex A to Windstream 2012 Proxy Statement

Reconciliation of non-GAAP to GAAP financial measures

In addition to financial results reported in accordance with generally accepted accounting principles (“GAAP”), we sometimes utilize non-GAAP financial results to aid in determining payout under the short term incentive compensation plan. Adjusted revenue was used as one of the components of the short term incentive plan for 2012. Adjusted Revenue was chosen as the performance metric for this purpose in lieu of total revenue because service revenue was over 90% of Windstream’s total revenue during 2012 and due to the uncertainty surrounding the FCC’s inter-carrier compensation reform adopted in December 2011, it was very difficult to accurately estimate target amounts for wholesale, switched access and USF revenue for the 2012 fiscal year. Management considers this information in conjunction with GAAP amounts in evaluating business performance. These non-GAAP financial measures should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

($ in millions)
Total revenues and sales (As reported-GAAP)	$6,156
Less:
Wholesale (As reported-GAAP)	708
Other Service (As reported-GAAP)	266
Product sales (As reported-GAAP)	231
Adjusted Revenue	$4,951

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	Ê
01 - Carol B. Armitage	☐	☐	☐	02 - Samuel E. Beall, III	☐	☐	☐	03 - Dennis E. Foster	☐	☐	☐

04 - Francis X. Frantz	☐	☐	☐	05 - Jeffery R. Gardner	☐	☐	☐	06 - Jeffrey T. Hinson	☐	☐	☐

07 - Judy K. Jones	☐	☐	☐	08 - William A. Montgomery	☐	☐	☐	09 - Alan L. Wells	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To vote on an advisory (non-binding) resolution on executive compensation	☐	☐	☐	3. To ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2013	☐	☐	☐

B	Stockholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6.

	For	Against	Abstain		For	Against	Abstain

4. Stockholder Proposal – Prohibition on Accelerated Vesting of Restricted Stock	☐	☐	☐	5. Stockholder Proposal – Transparency and accountability in corporate spending on political activities	☐	☐	☐

6. Stockholder Proposal – Simple Majority Vote Right	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                        01LP8A

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Windstream Corporation	+

Notice of 2013 Annual Meeting of Stockholders

Wednesday, May 8, 2013

11:00 a.m. local time

The Capital Hotel

111 West Markham Street

Little Rock, Arkansas 72201

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 8, 2013.

The undersigned hereby appoints Jeffery R. Gardner, Anthony W. Thomas and John P. Fletcher, or either of them, with full power of substitution, as proxies and attorneys-in-fact with the power of substitution to represent the undersigned and to vote all of the undersigned’s shares of voting stock at the Annual Meeting of Stockholders on May 8, 2013, and at any postponements or adjournments thereof, in accordance with and as more fully described in the Notice of 2013 Annual Meeting of Stockholders and the Proxy Statement, receipt of which is acknowledged. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposals 4, 5 and 6.

¢	+